UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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ANTERO RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)

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Notice of 2019 Annual Meeting of Shareholders

June 19, 2019

9:00 A.M. Mountain Time

1615 Wynkoop Street, Denver, CO 80202

To the Shareholders of Antero Resources Corporation:

The 2019 Annual Meeting of Shareholders of Antero Resources Corporation (“Antero”) will be held on Wednesday, June 19, 2019, at 9:00 A.M. Mountain Time, at our principal executive offices at 1615 Wynkoop Street, Denver, CO 80202. The Annual Meeting is being held for the following purposes:

1.	To elect the two Class III members of Antero Resources Corporation’s Board of Directors named in this Proxy Statement to serve until Antero’s 2022 Annual Meeting of Shareholders;
2.	To ratify the appointment of KPMG LLP as Antero’s independent registered public accounting firm for the year ending December 31, 2019;
3.	To approve, on an advisory basis, the compensation of Antero’s named executive officers; and
4.	To transact other such business as may properly come before the meeting and any adjournment or postponement thereof.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting—either in person or by proxy—only if you were a shareholder of record at the close of business on April 22, 2019, the record date for the meeting. The Board requests your proxy for the Annual Meeting, which will authorize the individuals named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment or postponement thereof.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials electronically, rather than mailing paper copies of these materials to each shareholder. Beginning on April 29, 2019, we will mail to each shareholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 19, 2019

This Notice of Annual Meeting and Proxy Statement and the Form 10-K are available on our website free of charge at www.anteroresources.com in the “SEC Filings” subsection of the “Investor Relations” section.

April 24, 2019	By Order of the Board of Directors

Glen C. Warren, Jr.

President, Chief Financial Officer and Secretary

YOUR VOTE IS IMPORTANT

Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

- 2019 Proxy Statement 2

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- 2019 Proxy Statement 3

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PROXY STATEMENT

2019 Annual Meeting of Shareholders

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Antero Resources Corporation (“Antero”) for use at the Antero 2019 Annual Meeting of Shareholders (the “Annual Meeting”).

DATE:	Wednesday, June 19, 2019
TIME:	9:00 A.M. Mountain Time
LOCATION:	1615 Wynkoop Street, Denver, CO 80202
RECORD DATE:	April 22, 2019

How to Vote

If you are a registered shareholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•	Online. Submit a proxy electronically using the website listed on the Notice of Availability (the “Notice”). Please have the Notice handy when you log on to the website. Internet voting facilities will be available until 11:59 p.m., Mountain Time, on Tuesday, June 18, 2019.
•	By Telephone. Access the proxy materials and submit a proxy by telephone using the toll-free number listed on the Notice. Please have the Notice handy when you call. Telephone voting facilities will be available until 11:59 p.m., Mountain Time, on Tuesday, June 18, 2019.
•	By Mail. You may request a hard copy proxy card by following the instructions on the Notice. You can submit your proxy by signing, dating and returning your proxy card in the provided pre-addressed envelope.
•	In Person. If you are a registered shareholder and you attend the Annual Meeting, you may vote in person by completing a ballot. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy. Attending the meeting without completing a ballot will not count as a vote.

If you are a beneficial shareholder (meaning your shares are held in “street name” by a broker or bank as of the record date), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Most banks and brokers offer Internet and telephone voting. If you do not give voting instructions, your broker will not be permitted to vote your shares on any matter that comes before the Annual Meeting except the ratification of our auditors.

As of the record date, 309,123,057 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Attending the Annual Meeting

All holders of our common stock as of the record date and individuals holding valid proxies from such shareholders are invited to attend the Annual Meeting. To gain entrance to the meeting, you must present valid, government-issued photo identification. If you are a registered holder, you also must have your proxy card (if you requested printed materials) or your Notice. If you are a beneficial shareholder, you also must have a letter from your bank or broker or a brokerage statement evidencing ownership of Antero shares as of the record date. Anyone purporting to serve as a proxy will be required to present a valid written proxy from the registered holder. If you are a beneficial shareholder and you would like to vote in person at the meeting, you must present a valid written proxy from your broker, bank, or other nominee.

- 2019 Proxy Statement 4

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PROXY SUMMARY

Current Directors and Board Nominees

				Committee Memberships
Name and Age	Director Class and Occupation	Director Since	Independent	AC	CC	NGC
James R. Levy Age: 43	Class I Director Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC	2013
Paul M. Rady Age: 65	Class I Director Chairman of the Board and Antero Resources Chief Executive Officer	2004
Glen C. Warren, Jr. Age: 63	Class I Director Antero Resources President, Chief Financial Officer, Secretary	2004
Peter R. Kagan Age: 51	Class II Director, Lead Director Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC	2004
W. Howard Keenan, Jr. Age: 68	Class II Director Member of Yorktown Partners LLC	2004
Paul J. Korus Age: 62	Class II Director Retired Senior Vice President and Chief Financial Officer of Cimarex Energy	2018
Joyce E. McConnell Age: 65	Class II Director Provost and Vice President of Academic Affairs at West Virginia University	2018
Robert J. Clark Age: 74	Class III Director Nominee Chairman and Chief Executive Officer of 3 Bear Energy, LLC	2013
Benjamin A. Hardesty Age: 69	Class III Director Nominee Owner of Alta Energy LLC	2013

Chairperson

2018 Business Performance Highlights and Incentive Plan Results

2018 was a year of significant accomplishment for the Company in which we delivered on our shareholder strategy, including:

•	Focused on returns
•	Strengthened balance sheet
•	Increased natural gas liquids production mix
•	Achieved another year of double-digit production growth per debt adjusted share
•	Returned $129MM of capital to shareholders through the initiation of a share repurchase plan
•	Continued to focus on operating safely with industry leading Total Recordable Incident Rate

Annual Incentive Plan Results. While we are proud of the significant accomplishments listed above, we fell short of our rigorous performance goals on two of the key metrics in our annual incentive plan, resulting in achievement at 73% of target. The full details of our annual incentive plan metrics, goals and results are shown on page 30 of the proxy.

- 2019 Proxy Statement 5

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Investor Outreach

Antero and the Board value input from our shareholders and we are committed to maintaining an open dialogue to receive feedback on items that are important to them. In 2018 we reached out to a significant number of shareholders, offering either a call or an in-person meeting to discuss governance-related issues, including environmental and social matters, and compensation. Most of those contacted declined our invitation, indicating they are satisfied with our programs and practices, including changes implemented in 2018 following our 2017 shareholder engagement efforts.

Corporate Governance Highlights

Our initial group of directors consisted of management and our private equity sponsors. At the time of our initial public offering in 2013, we added three independent directors. We looked for skills in these directors that would help us as a public company, such as technical accounting and auditing, industry experience, and experience in our area of operation.

The Board continues to look for specific skill sets when identifying and evaluating prospective nominees, and also considers personal and professional diversity. Joyce McConnell was added as our first post-IPO director in 2018 to address specific needs and fill a position once held by one of our sponsor directors. Based on the recommendation of a current member of the Board, we added Paul Korus in 2018, and appointed him as chair of our audit committee following Richard Connor’s resignation in January 2019. The Board is pleased that the addition of these two new directors in 2018 broadened the Board’s talent, experience, and diversity. The timeline below shows how our Board has evolved.

* No longer on the Board

Executive Compensation Highlights

Since our inception, our compensation philosophy has been predominately focused on recruiting high-impact executives who are motivated to help Antero achieve superior performance and growth with low overhead. Historically, to achieve our objectives, we implemented a compensation program that reflected the unique strategy and entrepreneurial culture of our organization by emphasizing long-term equity-based incentive compensation to allow our senior leaders to build significant ownership interests. As a result, our Named Executive Officers currently hold approximately 9% of our outstanding shares as of April 22, 2019, which ensures they identify with the best interests of our other shareholders.

As Antero matures, we continue to transition from an entrepreneurial-based management incentive structure to a more traditional compensation program. Our goal is to focus on returns and value creation that will reward more disciplined capital investment, efficient operations, and free cash flow generation. To that end, for 2018, we adopted a simplified annual incentive program that focuses on four key performance metrics relating to production, debt, cash flow, and safety and environmental compliance. We believe this revised incentive program will motivate our executives to drive efficient, sustainable growth, while ensuring they also focus on the safety of our employees and the communities in which we operate. We believe these changes to our compensation strategy and practices promoted a stronger alignment between Named Executive Officer pay and company performance, and will deliver greater value to our shareholders going forward.

- 2019 Proxy Statement 6

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ITEM ONE:	ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified, or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. Based on recommendations from its Nominating & Governance Committee, the Board has nominated the following individuals for election as Class III directors of Antero with terms to expire at the 2022 Annual Meeting of Shareholders, barring an earlier resignation or removal:

•	Robert J. Clark
•	Benjamin A. Hardesty

Both nominees currently serve as Class III directors of Antero. Their biographical information is contained in “Directors” below.

The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the size of the Board will be reduced or the individuals acting under your proxy will vote for the election of a substitute nominee recommended by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

- 2019 Proxy Statement 7

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DIRECTORS

We were originally formed in 2004 as Antero Resources II Corporation. Through a series of internal reorganization transactions, Antero Resources II Corporation’s successor and certain of its affiliates were merged with and into Antero Resources Appalachian Corporation. That entity was renamed Antero Resources Corporation in June 2013 in connection with our initial public offering.

Set forth below is the background, business experience, attributes, qualifications and skills of Antero’s directors and director nominees. In some cases, references to our directors’ tenure with Antero date back to our original founding in 2004.

Class I Directors

Paul M. Rady Age: 65 Director Since: 2004 Chief Executive Officer and Chairman Committee Memberships: None

Key Skills, Attributes and Qualifications:

•	Chief Executive Officer and Chairman since May 2004
•	Served as Chief Executive Officer and Chairman of Antero’s predecessor, Antero Resources Corporation, from its founding in 2002 until its sale to XTO Energy, Inc. in 2005
•	Chairman of the Board of Directors of Antero Midstream Corporation
•	Served as President, CEO and Chairman of Pennaco Energy from 1998 until its sale to Marathon in 2001
•	Worked with Barrett Resources from 1990 until 1998, moving from Chief Geologist to Exploration Manager, EVP Exploration; President, COO and Director; and ultimately CEO
•	Began his career with Amoco, where he served ten years as a geologist focused on the Rockies and Mid-Continent

Has significant experience as a chief executive of oil and gas companies, together with his training as a geologist and broad industry knowledge.

Other Public Company Boards:

•	Antero Midstream Corporation; Antero Midstream Partners LP (Until March 2019)

- 2019 Proxy Statement 8

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Glen C. Warren, Jr. Age: 63 Director Since: 2004 President, Chief Financial Officer and Secretary Committee Memberships: None

Key Skills, Attributes and Qualifications:

•	President, Chief Financial Officer and Secretary since May 2004
•	Served as President, Chief Financial Officer and Secretary and as a director of Antero’s predecessor, Antero Resources Corporation, from its founding in 2002 until its sale to XTO Energy, Inc. in 2005
•	Serves on the Board of Directors of Antero Midstream Corporation
•	Served as EVP, CFO and Director of Pennaco Energy from 1998 until its sale to Marathon in 2001
•	Spent ten years as a natural resources investment banker focused on equity and debt financing and M&A advisory with Lehman Brothers, Dillon Read & Co. Inc. and Kidder, Peabody & Co.
•	Began his career as a landman in the Gulf Coast region with Amoco, where he spent six years

Has significant experience as a chief financial officer of oil and gas companies, together with his experience as an investment banker and broad industry knowledge.

Other Public Company Boards:

•	Antero Midstream Corporation; Antero Midstream Partners LP (Until March 2019)

James R. Levy Age: 43 Director Since: 2013 Committee Memberships: Compensation Committee

Key Skills, Attributes and Qualifications:

•	Director since Antero’s initial public offering in October 2013
•	Joined Warburg Pincus in 2006 and is currently a Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC, focusing on investments in the energy industry
•	Worked as a private equity investor at Kohlberg & Company for three years and in M&A advisory at Wasserstein Perella & Co. for three years
•	Serves on the boards of directors of several private companies in the oil and gas industry
•	Serves as a trustee of Prep for Prep, a leadership development program

Has significant experience with energy companies and investments and broad knowledge of the oil and gas industry.

Other public company boards:

•	Laredo Petroleum, Antero Midstream GP LP (Until March 2019)

- 2019 Proxy Statement 9

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Class II Directors

Peter R. Kagan Age: 51 Director Since: 2004 Lead Director Committee Memberships: Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	Joined Warburg Pincus in 1997 and is currently a Partner of Warburg Pincus & Co., a Managing Director of Warburg Pincus LLC, and a member of Warburg Pincus LLC’s Executive Management Group; leads the firm’s investment activities in energy and natural resources
•	Worked in investment banking at Salomon Brothers in both New York and Hong Kong
•	Serves on the boards of directors of several private companies in the oil and gas industry
•	Serves on the Board of Directors of Antero Midstream Corporation
•	Director of Resources for the Future, a non-profit research institution, and a trustee of Milton Academy

Has significant experience with energy companies and investments and broad knowledge of the oil and gas industry.

Other Public Company Boards:

•	Laredo Petroleum, Antero Midstream Corporation, MEG Energy Corporation, Targa Resources Corp., Antero Midstream Partners LP (Until March 2019)

W. Howard Keenan, Jr. Age: 68 Director Since: 2004 Committee Memberships: Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	Since 1997, has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry
•	From 1975 to 1997, was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991
•	Serves on the boards of directors of multiple Yorktown Partners portfolio companies
•	Serves on the Board of Directors of Antero Midstream Corporation

Has over forty years of experience with energy companies and investments and broad knowledge of the oil and gas industry.

Other Public Company Boards:

•	Solaris Oilfield Infrastructure, Inc., Ramaco Resources, Antero Midstream Corporation, Antero Midstream Partners LP (Until March 2019), Concho Resources (until 2013), Geomet Inc. (until 2012)

- 2019 Proxy Statement 10

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Joyce E. McConnell Age: 65 Director Since: 2018 Committee Memberships: Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	President-elect of Colorado State University, where she will assume this top position on July 1, 2019
•	Provost and Vice President of Academic Affairs at West Virginia University since 2014, where she is responsible for the administration of all academic policies, programs, facilities and budgetary matters
•	From 2008 to 2014, served as Dean of the West Virginia University College of Law, where she helped raise $36 million in capital campaign funds, expand multidisciplinary opportunities, and develop experiential and clinical programs and facilities
•	As Dean, helped implement energy research initiatives, including the Energy and Sustainable Development and Land Use Sustainability Clinic at the College of Law, West Virginia University’s Energy Institute, and the energy finance emphasis in West Virginia University’s College of Business & Economics
•	Served on the National Collegiate Athletic Association Division One Committee on Infractions and as Chair of the Board of Trustees of the Nature Conservancy in West Virginia from 2016 to 2019
•	From 2016 to 2017, served as President of the West Virginia Bar Association

Has broad legal and management experience and deep local ties to the West Virginia community in which Antero operates.

Paul J. Korus Age: 62 Director Since: 2018 Committee Memberships: Audit Committee (chair)

Key Skills, Attributes and Qualifications:

•	Senior Vice President and Chief Financial Officer of Cimarex Energy, an exploration & production company with operations in Oklahoma, Texas and New Mexico from 2002 until retirement in 2015
•	Vice President and Chief Financial Officer of Key Production Company, an exploration and production company, from 1999 to 2002, until it was acquired by Cimarex Energy
•	Equity Research Analyst with Petrie Parkman & Co. before merger with Merrill Lynch
•	Chairman of University of North Dakota business school advisory counsel

Has over 35 years experience in the oil and natural gas industry, including in Antero’s areas of operation.

Other Public Company Boards:

•	SRC Energy, Antero Midstream Partners LP (Until March 2019)

- 2019 Proxy Statement 11

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Class III Directors Seeking Reelection

Robert J. Clark Age: 74 Director Since: 2013 Committee Memberships: Compensation Committee (chair), Audit Committee, and Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	Chairman and Chief Executive Officer of 3 Bear Energy, LLC, a midstream energy company with operations in the Rocky Mountains, since its formation in March 2013
•	Formed, operated and subsequently sold Bear Tracker Energy in 2013 (to Summit Midstream Partners, LP); a portion of Bear Cub Energy in 2007 (to Regency Energy Partners, L.P.), and the remaining portion in 2008 (to GeoPetro Resources Company); and Bear Paw Energy in 2001 (to ONEOK Partners, L.P., formerly Northern Border Partners, L.P.)
•	Member of the Board of Trustees of Bradley University, the Children’s Hospital Colorado Foundation, the Boys and Girls Clube of Metro Denver and Judi’s House, a Denver charity for grieving children and families

Has significant experience with energy companies, with over 45 years of experience in the industry.

Benjamin A Hardesty Age: 69 Director Since: 2013 Committee Memberships: Nominating & Governance Committee (chair), Audit Committee, Compensation Committee

Key Skills, Attributes and Qualifications:

•	Has been the owner of Alta Energy LLC, a consulting business focused on oil and natural gas in the Appalachian Basin and onshore United States, since May 2010
•	President of Dominion E&P, Inc., a subsidiary of Dominion Resources Inc. engaged in the exploration and production of natural gas in North America, from September 2007 until retirement in May 2010. Joined Dominion in 1995 and served as president of Dominion Appalachian Development, Inc. until 2000 and general manager and vice president—Northeast Gas Basins until 2007
•	Member of the Board of Directors of Blue Dot Energy Services, LLC from 2011 until its sale to B/E Aerospace, Inc. in 2013
•	From 1982 to 1995, served successively as vice president, executive vice president and president of Stonewall Gas Company, and from 1978 to 1982, served as vice president-operations of Development Drilling Corp.
•	Served as an active duty officer in the U.S. Army Security Agency for two years and as a reserve officer
•	Director and past president of the West Virginia Oil & Natural Gas Association and past president of the Independent Oil & Gas Association of West Virginia
•	Trustee and past chairman of the Nature Conservancy of West Virginia and a member of the Board of Directors of the West Virginia Chamber of Commerce
•	Serves as a member of the Visiting Committee of the Petroleum Natural Gas Engineering Department of the Statler College of Engineering and Mineral Resources at West Virginia University

Has significant experience in the oil and natural gas industry, including in Antero’s areas of operation.

Other Public Company Boards:

•	KLX Inc.

- 2019 Proxy Statement 12

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CORPORATE GOVERNANCE

Recent Corporate Governance Developments

On December 7, 2018, the Board, upon the recommendation of the Nominating & Governance Committee, appointed Paul J. Korus to the Board as a Class II director and simultaneously appointed Mr. Korus to the Audit Committee. Mr. Korus, who was suggested to the Board by a director of an affiliate of Antero, has significant experience in financial matters related to the oil and natural gas industry, most notably as Senior Vice President and Chief Financial Officer of Cimarex Energy until his retirement in 2015.

Corporate Governance Guidelines

Antero’s sound governance practices and policies provide an important framework to assist the Board in fulfilling its duty to shareholders. Antero’s Corporate Governance Guidelines include provisions concerning the following:

•	size of the Board;
•	qualifications, independence, responsibilities, tenure, and compensation of directors;
•	service on other boards;
•	director resignation process;
•	role of Chairman of the Board and the Lead Director (if any);
•	meetings of the Board and meetings of independent directors;
•	interaction of the Board with external constituencies;
•	annual performance reviews of the Board;
•	director orientation and continuing education;
•	attendance at meetings of the Board and the Annual Meeting;
•	shareholder communications with directors;
•	committee functions, committee charters, and independence of committee members;
•	director access to independent advisors and management; and
•	management evaluation and succession planning.

The Corporate Governance Guidelines are available on Antero’s website at www.anteroresources.com in the “Governance” subsection of the “Investors” section. The Nominating & Governance Committee reviews the Corporate Governance Guidelines periodically and as necessary, and any proposed additions to or amendments of the Corporate Governance Guidelines are presented to the Board for its approval.

Director Independence

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the New York Stock Exchange (NYSE). After reviewing all relationships each director has with Antero, including the nature and extent of any business relationships, as well as any significant charitable contributions Antero makes to organizations where its directors serve as board members or executive officers, the Board has affirmatively determined that the following directors have no material relationships with Antero and are independent as defined by NYSE listing standards: Messrs. Levy, Kagan, Keenan, Korus, Clark and Hardesty and Ms. McConnell. Neither Mr. Rady, the CEO, nor Mr. Warren, the President and CFO, is considered by the Board to be an independent director. Mr. Connor was determined to be independent during his tenure as a director.

- 2019 Proxy Statement 13

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Board Leadership Structure

Antero does not have a formal policy addressing whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. The directors serving on the Board have considerable professional and industry experience, significant experience as directors of both public and private companies, and a unique knowledge of the challenges and opportunities Antero faces. Accordingly, the Board believes it is in the best position to evaluate Antero’s needs and to determine how best to organize Antero’s leadership structure to meet those needs at any given time.

At present, the Board has chosen to combine the positions of Chairman and Chief Executive Officer. The Board believes the current Chief Executive Officer is the individual with the necessary experience, commitment, and support of the other members of the Board to effectively carry out the role of Chairman. In addition, the Board believes that combining the roles of Chairman and CEO at the present time promotes strong alignment of strategic development and execution, effective implementation of strategic initiatives, and clear accountability for Antero’s success or failure. Moreover, since seven of the nine directors are independent under NYSE rules, the Board believes this leadership structure does not impede independent oversight of Antero.

The Nominating & Governance Committee reviews this leadership structure every year. The Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined.

Executive Sessions; Election of Lead Director

To facilitate candid discussion among Antero’s directors, the non-management directors meet in regularly scheduled executive sessions.

Pursuant to the Corporate Governance Guidelines, the Board, based on the recommendation of the Nominating & Governance Committee, is permitted to choose a Lead Director to preside at these executive sessions. The Board elected Mr. Kagan to serve in this role. As the Lead Director, Mr. Kagan provides, in conjunction with the Chairman, leadership and guidance to the Board. He also chairs executive sessions of the non-management directors and establishes the agenda for these meetings.

How Director Nominees are Selected

Renominating incumbent directors

Before recommending to the Board that an existing director be nominated for reelection at the annual meeting of shareholders, the Nominating & Governance Committee will review and consider the director’s:

•	past Board and committee meeting attendance and performance;
•	length of Board service;
•	personal and professional integrity, including commitment to Antero’s core values;
•	relevant experience, skills, qualifications and contributions to the Board; and
•	independence under applicable standards.

- 2019 Proxy Statement 14

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Appointing new directors and filling vacancies

The Board believes that all directors should have sound business judgment, personal and professional integrity, an ability to work as part of a team, willingness to commit the required time to serve as a Board member, business experience, and financial literacy. Although the Board does not have a formal policy on diversity, the Nominating & Governance Committee considers diversity along with other factors in reviewing director candidates.

The Board created a detailed matrix to formalize the process of selecting new directors. The matrix pinpoints:

•	areas where the current Board is strong,
•	areas where the current Board could be enhanced, and
•	qualities that all of Antero’s directors should have.

Currently, our Board embodies a diverse set of experiences, qualifications, attributes, and skills as shown below:

The Nominating & Governance Committee will treat informal recommendations for directors that are received from Antero’s shareholders in the same manner as recommendations received from any other source.

Majority Vote Director Resignation Policy

Directors are elected by a plurality of votes cast in an uncontested election. The Corporate Governance Guidelines require that an incumbent director who fails to receive the required number of votes for reelection must tender a resignation. The Nominating & Governance Committee will act on an expedited basis to determine whether to accept any such resignation, and will submit its recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in this decision. The Nominating & Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

- 2019 Proxy Statement 15

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Board’s Role in Risk Oversight

In the normal course of its business, Antero is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rate risks, technical risks affecting Antero’s resource base, political risks, and credit and investment risk. The Board and each of its committees has distinct responsibilities for monitoring those risks, as shown below.

The Board of Directors
The Board oversees Antero’s strategic direction. To that end, the Board considers the potential rewards and risks of Antero’s business opportunities and challenges, and it monitors the development and management of risks that impact our strategic goals.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of Antero’s systems of financial reporting, auditing, internal controls, and legal and regulatory compliance.

Nominating & Governance Committee

The Nominating & Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure; succession planning for our directors and executive officers; and corporate governance.

Compensation Committee The Compensation Committee assists the Board in fulfilling its oversight responsibilities by overseeing Antero’s compensation policies and practices.

Board and Committee Self-Evaluations

The Board believes that a robust and constructive evaluation process is an essential component of Board effectiveness and good corporate governance. To that end, the Board and each of its standing committees conducts an annual self-assessment to evaluate their performance, composition, and effectiveness, and to identify areas for improvement. These evaluations take the form of wide-ranging and candid discussions. The Lead Director facilitates discussions evaluating the full Board, and the committee chairs facilitate discussions regarding their respective committees. The Board and committee evaluations occasionally lead to changes in practices or procedures.

Meetings

The Board held ten meetings in 2018. The eight then-serving outside directors (Messrs. Levy, Kagan, Keenan, Connor, Korus, Clark and Hardesty and Ms. McConnell) held four executive sessions. No director attended fewer than 75% of the meetings of the Board and of the committees of the Board on which that director served during the respective period he or she served.

Pursuant to Antero’s Corporate Governance Guidelines, directors are encouraged to attend the Annual Meetings of Shareholders. All of the then-serving members of our Board attended the 2018 Annual Meeting.

- 2019 Proxy Statement 16

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Interested Party Communications

General Communications

Shareholders and other interested parties may communicate with us by writing to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Shareholders may submit their thoughts to the Board, any committee of the Board, or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Shareholder Communication with Directors” and clearly identifying the intended recipient(s).

Antero’s Chief Administrative Officer will review and forward each communication, as expeditiously as reasonably practicable, to the addressee(s) if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication is appropriate and relates to matters that have been delegated by the Board to a committee other than the addressee(s) or to an executive officer of Antero, the Chief Administrative Officer also may forward the communication to the executive officer or the chair of the applicable committee.

Legal or Compliance Concerns

Information may be submitted confidentially and anonymously, although Antero may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. Antero’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, Antero’s policies or our Corporate Code of Business Conduct and Ethics.

Insider Trading Policy

Antero’s Insider Trading Policy, which applies to Antero’s employees, officers, and directors, prohibits hedging of Antero securities, regardless of whether the covered person is in possession of material, non-public information. Purchasing Antero common stock on margin (e.g., borrowing money to fund the stock purchase) and pledging Antero securities are also strictly prohibited.

Available Governance Materials

The following materials are available on Antero’s website at www.anteroresources.com under “Investors” and then “Governance.”

•	Charter of the Audit Committee of the Board;
•	Charter of the Compensation Committee of the Board;
•	Charter of the Nominating & Governance Committee of the Board;
•	Corporate Code of Business Conduct and Ethics;
•	Financial Code of Ethics; and
•	Corporate Governance Guidelines.

Shareholders may obtain a copy, free of charge, of each of these documents by sending a written request to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado, 80202. Any amendments to Antero’s Corporate Code of Business Conduct and Ethics will be posted in the “Governance” subsection of Antero’s website.

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BOARD COMMITTEES

General

The Board had three standing committees in 2018: the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee. The charters of all three committees are available on Antero’s website at www.anteroresources.com in the “Governance” subsection of the “Investors” section.

The Board creates ad hoc committees on an as-needed basis. In 2018, Robert J. Clark, Benjamin A. Hardesty, and Joyce E. McConnell served on an ad hoc Special Committee formed by the Board to review certain potential related party transactions discussed below under the heading “Impact of Simplification Transaction.” The Board established a Conflicts Committee as a standing committee of the Board in connection with the closing of these transactions in March 2019. As such, there were no meetings of the Conflicts Committee in 2018.

Audit Committee

Members: Paul J. Korus (chair), Richard W. Connor*, Robert J. Clark, Benjamin A. Hardesty

Number of meetings in 2018: 5

The Audit Committee oversees, reviews, acts on, and reports on various auditing and accounting matters to the Board, including:

•	the selection of Antero’s independent accountants,
•	the scope of annual audits,
•	fees to be paid to the independent accountants,
•	the performance of Antero’s independent accountants, and
•	Antero’s accounting practices.

In addition, the Audit Committee oversees Antero’s compliance programs relating to legal and regulatory requirements.

Rules implemented by the NYSE and the Securities and Exchange Commission (“SEC”) require Antero to have an audit committee composed of at least three directors who meet particular independence and experience standards. The Board has determined that all members of the Audit Committee meet the heightened independence standards applicable to audit committee members. In addition, due to Mr. Korus’ substantial financial experience (based on his extensive background in technical accounting and auditing matters as the former Chief Financial Officer of Cimarex Energy), Antero believes Mr. Korus is an “audit committee financial expert” as defined in SEC rules.

*Richard W. Connor is no longer a member of Antero’s Board. Mr. Connor was the chair of the Audit Committee until his resignation on January 24, 2019, at which point Mr. Korus became the chair.

Compensation Committee

Members: Robert J. Clark (chair), Benjamin A. Hardesty, James R. Levy

Number of meetings in 2018: 5

The Compensation Committee establishes salaries, incentives and other forms of compensation for our executive officers. The Compensation Committee also administers Antero’s incentive compensation and benefit plans, as well as reviews and recommends to the Board for approval the compensation of our non-employee directors.

Rules implemented by the NYSE require Antero to have a compensation committee composed of members who satisfy NYSE independence standards. All members of the Compensation Committee meet the NYSE’s independence standards, including the heightened requirements applicable to compensation committee members, and also meet the heightened independence requirements under SEC rules and the tax code. No Antero executive officer serves on the board of directors of a company that has an executive officer that serves on our Board.

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Nominating & Governance Committee

Members: Benjamin A. Hardesty (chair), Peter R. Kagan, Richard W. Connor*, W. Howard Keenan, Jr., Robert J. Clark, Joyce E. McConnell

Number of meetings in 2018: 7

The Nominating & Governance Committee identifies, evaluates and recommends qualified nominees to serve on the Board, develops and oversees Antero’s internal corporate governance processes, and directs all matters relating to the succession of Antero’s CEO.

Rules implemented by the NYSE require Antero to have a nominating & governance committee composed entirely of independent directors. All members of the Nominating & Governance committee meet the NYSE’s independence standards.

*	Richard W. Connor is no longer a member of Antero’s Board

COMPENSATION OF DIRECTORS

General

Our non-employee directors are entitled to receive compensation consisting of retainers, fees and equity awards as described below. The Compensation Committee reviews non-employee director compensation on a periodic basis and recommends it to the Board for approval.

Our employee directors, Messrs. Rady and Warren, do not receive additional compensation for their services as directors. All compensation that Messrs. Rady and Warren received from Antero as employees is disclosed in the Summary Compensation Table.

Messrs. Kagan and Levy have agreed or are otherwise obligated to transfer all or a portion of the compensation they receive for their service as directors to the shareholders with which they are affiliated.

Annual Retainers

The non-employee directors received the following compensation for their services during the 2018 fiscal year:

Recipient	Amount
Non-employee director	$70,000
Lead Director (if applicable)	$5,000
Audit Committee:
Chairperson	$20,000
Other members	$7,500
Compensation Committee:
Chairperson	$15,000
Other members	$5,000
Nominating & Governance Committee:
Chairperson	$10,000	(2)
Other members	$5,000
Special Committee:(1)
Chairperson	$15,000	(3)
Other members	$10,000	(3)

(1)	This Special Committee is now known as the Conflicts Committee.
(2)	For 2019, this amount has been increased to $15,000.
(3)	For 2019, all members of the Conflicts Committee (including any Chairperson) receive $5,000.

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All retainers are paid in cash on a quarterly basis in arrears, but directors have the option to elect, on an annual basis, to receive all or a portion of their retainers in the form of shares of our common stock. Directors do not receive any meeting fees, but each director is reimbursed for (1) travel and miscellaneous expenses to attend meetings and activities of the Board or its committees, and (2) travel and miscellaneous expenses related to the director’s participation in general education and orientation programs for directors.

Equity-Based Compensation and Stock Ownership Guidelines

In addition to cash compensation, our non-employee directors receive annual equity-based compensation consisting of fully-vested stock with an aggregate grant date value equal to $200,000, subject to the terms and conditions of the Antero Resources Corporation Long-Term Incentive Plan (“AR LTIP”) and the award agreements pursuant to which such awards are granted.

Under our stock ownership guidelines, each of our non-employee directors other than Messrs. Kagan, Keenan, and Levy is required to own shares of our common stock with a fair market value equal to at least five times the amount of their annual cash retainer within five years of being appointed to the Board. These stock ownership guidelines are designed to align our directors’ interests more closely with those of our stockholders. All of the directors who are subject to this requirement and who have been on the Board for at least five years are in compliance with the ownership guidelines.

Total Non-Employee Director Compensation

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Peter R. Kagan(3)	80,000	200,000	280,000
W. Howard Keenan, Jr.	75,000	200,000	275,000
Richard W. Connor(4)	95,000	200,000	295,000
Robert J. Clark(3)	137,500	200,000	337,500
Benjamin A. Hardesty	122,500	200,000	322,500
James R. Levy(3)	75,000	200,000	275,000
Joyce E. McConnell	95,000	200,000	295,000
Paul J. Korus(5)	19,375	13,585	32,960
(1)	Includes annual cash retainer, committee fees and committee chair fees for each non-employee director during fiscal 2018, as more fully explained above.
(2)	Amounts in this column reflect the aggregate grant date fair value of stock granted under the AR LTIP in fiscal year 2018, computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements on Form 10-K for the year ended December 31, 2018, for additional detail regarding assumptions underlying the value of these equity awards. The grant date fair value for stock awards is based on the closing price of our common stock on the grant date.
(3)	Messrs. Kagan and Levy elected to receive all of their retainer fees for the 2018 fiscal year in the form of common stock. Mr. Clark elected to receive his retainer fees for the first three quarters of the 2018 fiscal year in the form of common stock.
(4)	Mr. Connor resigned as a director on January 24, 2019.
(5)	Mr. Korus was appointed as a director on December 7, 2018.
(6)	During 2018, Messrs. Clark and Hardesty and Ms. McConnell received additional fees of $25,000, $20,000, and $20,000, respectively, in connection with their service on the special committee created for purposes of evaluating and approving the Transactions.

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ITEM TWO:	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as Antero’s independent registered public accounting firm for the year ending December 31, 2019. KPMG LLP has audited Antero’s and its predecessor’s financial statements since 2003. The Audit Committee annually evaluates the accounting firm’s qualifications to continue to serve Antero. In evaluating the accounting firm, the Audit Committee considers the reputation of the firm and the local office, the industry experience of the engagement partner and the engagement team, and the experience of the engagement team with clients of similar size, scope and complexity as Antero. The Audit Committee is directly involved in the selection of the new engagement partner when rotation is required every five years in accordance with SEC rules. KPMG LLP completed the audit of Antero’s annual consolidated financial statements for the year ended December 31, 2018, on February 13, 2019.

The Board is submitting the selection of KPMG LLP for ratification at the Annual Meeting. The submission of this matter for ratification by shareholders is not legally required, but the Board and the Audit Committee believe the ratification proposal provides an opportunity for shareholders to communicate their views about an important aspect of corporate governance. If our shareholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as Antero’s independent registered public accounting firm.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace Antero’s independent registered public accounting firm. Shareholder ratification of the appointment of KPMG LLP does not limit the authority of the Audit Committee to change Antero’s independent registered public accounting firm at any time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS ANTERO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

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AUDIT MATTERS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include the duty to: (i) oversee the appointment, compensation, retention and oversight of the work of the independent auditors hired for the purpose of issuing an audit report or performing other audit, review or attest services for Antero; (ii) pre-approve audit or non-audit services proposed to be rendered by Antero’s independent registered public accounting firm; (iii) annually review the qualifications and independence of the independent registered public accounting firm’s engagement partner and other senior personnel who are providing services to Antero; (iv) review with management and the independent registered public accounting firm Antero’s annual and quarterly financial statements, earnings press releases, and financial information and earnings guidance provided to analysts and ratings agencies; (v) oversee Antero’s internal audit function; (vi) ratify related party transactions as set forth in Antero’s Related Persons Transactions Policy; (vii) review with management Antero’s major financial risk exposures; (viii) assist the Board in monitoring compliance with legal and regulatory requirements; (ix) prepare the report of the Audit Committee for inclusion in Antero’s proxy statement; and (x) annually review and reassess its performance and the adequacy of its charter.

While the Audit Committee has the responsibilities and powers set forth in its charter, and Antero’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Antero’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed Antero’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also has considered whether the provision of non-audit services by the independent registered public accounting firm to Antero is compatible with maintaining the firm’s independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that Antero’s audited financial statements for the year ended December 31, 2018, be included in the Form 10-K, which was filed with the SEC on February 13, 2019. As recommended by the NYSE’s corporate governance rules, the Audit Committee also considered whether, to ensure continuing auditor independence, it would be advisable to regularly rotate Antero’s independent registered public accounting firm. The Audit Committee has concluded that the current benefits to Antero from continued retention of KPMG LLP warrant retaining the accounting firm as Antero’s independent registered public accounting firm for the year ending December 31, 2019. The Audit Committee will continue to review this issue on an annual basis.

Members of the Audit Committee:

Paul J. Korus (Chairman)

Robert J. Clark

Benjamin A. Hardesty

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Audit and Other Fees

The table below sets forth the aggregate fees and expenses billed by KPMG LLP for the last two fiscal years to Antero (in thousands):

	For the Years Ended December 31
	2017	2018
Audit Fees(1)
Audit and Quarterly Reviews	$1,880	$2,095
Other Filings	452	153
SUBTOTAL	2,332	2,248
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
TOTAL	$2,332	$2,248

(1)	Includes (a) the audit of Antero’s annual consolidated financial statements included in the Annual Report on Form 10-K and internal controls over financial reporting, review of Antero’s quarterly financial statements included in Quarterly Reports on Form 10-Q, and review of Antero’s other filings with the SEC, including comfort letters and consents, and (b) the audit of the financial statements of Antero Midstream Partners LP.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals up to a certain limit, provided such approvals are within the pre-approval policy and are ratified by the Audit Committee at a subsequent meeting. For the year ended December 31, 2018, the Audit Committee approved 100% of the services described above.

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ITEM THREE:	ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our policies are conceived with the intention of attracting and retaining highly qualified individuals capable of contributing to the creation of value for our shareholders. Our programs are designed to be competitive with market practices and align the interests of our Named Executive Officers with those of Antero and its shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board believe that our compensation practices are effective in implementing our guiding principles.

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are submitting this annual proposal to our shareholders for an advisory vote to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Antero Resources Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2019 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures.”

As this is an advisory vote, the result is not likely to affect previously granted compensation. The Compensation Committee will consider the outcome of the vote when evaluating our compensation practices going forward.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides details on the following matters:

•	Our 2018 say-on-pay advisory vote and

•	Our 2018 executive compensation program and the compensation awarded under that program.

2018 NAMED EXECUTIVE OFFICERS

Name	Principal Position
Paul M. Rady	Chairman of the Board and Chief Executive Officer
Glen C. Warren, Jr.	Director, President, Chief Financial Officer and Secretary
Alvyn A. Schopp	Chief Administrative Officer, Regional Senior Vice President and Treasurer
Kevin J. Kilstrom	Senior Vice President—Production
Michael N. Kennedy	Senior Vice President—Finance and Antero Midstream Corporation Chief Financial Officer

2018 Say-on-Pay Advisory Vote

At the Company’s 2018 annual meeting, the stockholders of the Company were asked to approve, on an advisory basis, the compensation of the Named Executive Officers. Advisory votes in favor of our executive compensation program were cast by over 98% of the shares of common stock of the Company counted as present and entitled to vote at the Company’s 2018 annual meeting. The Compensation Committee took the results of the “Say on Pay” vote in account when evaluating the compensation of the Named Executive Officers in 2018. We have continued, and plan to continue, engaging in ongoing shareholder outreach regarding corporate governance generally, including executive compensation programs.

Compensation Philosophy and Objectives of Our Compensation Program

Since our inception, our compensation philosophy has been predominantly focused on recruiting individuals who are motivated to help us achieve superior performance and growth. Our company was founded by entrepreneurs whose strategy was to employ high-impact executives who are extremely effective at sparking superior performance with low overhead. These highly qualified and experienced individuals have contributed to the continued success of our Company, driving an 20% compound annual growth rate in debt-adjusted net production per share and a 21% compound annual growth rate in oil and gas net proved reserves since the Company’s 2013 IPO.

Historically, to achieve our objectives, we sought to implement a compensation program that reflected the unique strategy and entrepreneurial culture of our organization. Specifically, we sought to reward our Named Executive Officers by emphasizing long-term equity-based incentive compensation, which allowed our senior leaders to build significant ownership in the Company. We believe this approach served to motivate our Named Executive Officers and align their interests with those of the Company and our shareholders. Our Named Executive Officers currently hold approximately 9% of our outstanding shares, which ensures they identify with the best interests of our shareholders.

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As the Company continues to mature, we are continuing to transition from an entrepreneurial-based management incentive structure to a more traditional compensation program. This transition called for us to make certain modifications to our compensation philosophy and attendant adjustments in our compensation program. More specifically, our goal is to focus on returns and value creation per share that will reward more disciplined capital investment, efficient operations, and free cash flow generation. In addition, for calendar year 2018, we adopted a simplified annual incentive program that focuses on four key performance metrics. Further, our compensation program targets the market median for all elements of our Named Executive Officers’ compensation. We believe these changes to our compensation philosophy and practices promoted a stronger alignment between Named Executive Officer pay and Company performance, and deliver greater value to our shareholders as our Company continues to grow and mature.

Compensation Best Practices

The following table highlights the compensation best practices we follow:

What We Do
Use a representative and relevant peer group
Target the market median for all elements of Named Executive Officers’ compensation
Apply robust minimum stock ownership guidelines
Link annual incentive compensation to the achievement of objective pre-established performance goals tied to operational and strategic priorities
Evaluate the risk of our compensation programs
Use and review compensation tally sheets
Provide 100% long-term incentive awards in the form of performance-based equity
Use an independent compensation consultant
Maintain a clawback policy
What We Don’t Do
No tax gross ups for executive officers
No “single-trigger” change-in-control cash payments
No excessive perquisites
No severance arrangements for Named Executive Officers
No guaranteed bonuses for Named Executive Officers
No management contracts
No re-pricing, backdating or underwater cash buy-outs of options or stock appreciation rights
No hedging or pledging of Company stock
No separate benefit plans for Named Executive Officers
No granting of stock options with an exercise price less than the fair market value of the Company’s common stock on the date of grant

Implementing Our Compensation Program Objectives

Role of the Compensation Committee

The Compensation Committee oversees all matters of our executive compensation program and has the final decision-making authority on all executive compensation matters. Each year, the Compensation Committee reviews, modifies (if necessary), and approves our peer group, corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”) and other executive officers, and the executive compensation program. In addition, the Compensation Committee is responsible for reviewing the performance of the CEO and the Company’s President, Chief Financial Officer and Secretary (“President/CFO”) within the framework of our executive compensation goals and objectives. Based on this evaluation, the Compensation Committee sets the compensation of the CEO and the President/CFO.

The CEO and the President/CFO typically provide recommendations to the Compensation Committee regarding the compensation levels for the other executive officers and for our executive compensation program as a whole. In making their recommendations, the CEO and the President/ CFO consider each executive officer’s performance during the year, the Company’s performance during

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the year, and comparable company compensation levels and independent oil and gas company compensation surveys. The Compensation Committee considers these recommendations when reviewing the performance of, and setting compensation for, the other executive officers.

Actual compensation decisions for individual officers are the result of a subjective analysis of a number of factors, including the individual officer’s role within our organization, performance, experience, skills or tenure with us, changes to the individual’s position, and relevant trends in compensation practices.

The Compensation Committee also considers a Named Executive Officer’s current and prior compensation when setting future compensation. Specifically, current compensation is considered a base, and the Compensation Committee determines whether adjustments to that base are necessary to retain the executive in light of competition and to provide continuing performance incentives. Thus, the Compensation Committee’s decisions regarding compensation are the result of the exercise of judgment based on all reasonably available information and, to that extent, compensation is discretionary.

Role of External Advisors

The Compensation Committee has the authority to retain an independent executive compensation consultant. For 2018, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook”). In compliance with the SEC and NYSE disclosure requirements, the Compensation Committee reviewed the independence of F.W. Cook under six independence factors. After its review, the Compensation Committee determined that F.W. Cook was independent.

In 2018, F.W. Cook:

•	Collected and reviewed all relevant company information, including our historical compensation data and our organizational structure;
•	With input from management, established a peer group of companies to use for executive compensation comparisons;
•	Assessed our compensation program’s position relative to market for our Named Executive Officers and stated compensation philosophy;
•	Prepared a report of its analysis, findings and recommendations for our executive compensation program; and
•	Completed other ad hoc assignments, such as helping with the design of incentive arrangements.

F.W. Cook’s reports were provided to the Compensation Committee in 2018 and also used by Messrs. Rady and Warren in making their recommendations to the Compensation Committee.

Competitive Benchmarking

When assessing the soundness of our compensation programs, the Compensation Committee compares the pay practices for our Named Executive Officers against the pay practices of other companies. This process recognizes our philosophy that our compensation practices should be competitive, though marketplace information is only one of the many factors we consider.

Messrs. Rady and Warren used market compensation data provided by F.W. Cook to assess the total compensation levels of our top five executives relative to market, and to make recommendations to the Compensation Committee. Market data is developed by comparing each executive officer’s compensation with that of officers in similar positions with companies in our Peer Group (described below) and with those in the E&P industry in general. To the extent possible, we consider the specific responsibilities assumed by our executives and those assumed by executives at other organizations (based on peer SEC filings) to determine whether the positions are comparable. We give greater weight to Peer Group data if a position appears comparable to the position of one of our Named Executive Officers. Otherwise, we supplement Peer Group data with industry data from the 2018 Oil and Gas E&P Industry Compensation Survey prepared by Effective Compensation, Incorporated.

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Peer Group

In 2018, F.W. Cook identified a peer group of onshore publicly traded oil and gas companies that are reasonably similar to us in terms of size and operations. We refer to the following 17 companies as the “Peer Group”:

• Cabot Oil & Gas Corporation	• Diamondback Energy, Inc.	• Range Resources Corporation
• Cimarex Energy Co.	• EQT Corporation	• SM Energy Company
• CNX Resources Corporation	• Noble Energy, Inc.	• Southwestern Energy Company
• Concho Resources Inc.	• Parsley Energy, Inc.	• Whiting Petroleum Corporation
• Continental Resources Corporation	• Pioneer Natural Resources Company	• WPX Energy, Inc.
• Devon Energy Corporation	• QEP Resources, Inc.

Two members of our 2017 peer group, Energen Corporation and Newfield Exploration Company, were removed from our Peer Group for 2018 due to pending acquisitions at the time of the review, and three companies, CNX Resources Corporation, Diamondback Energy, Inc. and Parsley Energy, Inc., were added to the Peer Group based on similar size and operational scale.

Positioning Versus Market

Beginning in 2018, we determined that it was appropriate to target the median of the Peer Group for base salaries, annual cash incentive awards, and long-term equity-based incentive awards. This is a reduction from 2017, when compensation was targeted at the 75th percentile. This reduction was adopted in response to our 2017 say-on-pay vote and feedback received from our shareholder outreach program. As noted throughout this Compensation Discussion and Analysis, target compensation is only one of many factors considered by the Compensation Committee when setting compensation levels for our Named Executive Officers.

Elements of Direct Compensation

Our Named Executive Officers’ compensation includes the key components described below.

Pay Component	Form of Pay	How Amount is Determined	Objective
Base salary	Cash	Market-competitive amount that reflects the executive’s relative skills, responsibilities, experience and contributions	Provide a minimum, fixed level of cash compensation
Annual incentive awards	Cash	Performance against four metrics	Encourage performance that is aligned with our business strategy and that should lead to long-term shareholder value
Long-term incentive awards	100% performance share units	Three-year return on capital employed; and three-year absolute total shareholder return, as adjusted by relative total shareholder return compared to the Peer Group	Encourage performance that delivers value to shareholders through stock price appreciation

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For 2018, these components, at target, were distributed as shown below for our CEO and our other Named Executive Officers:

Base Salaries

Base salaries are designed to provide a minimum, fixed level of cash compensation for services rendered during the year. In addition to providing a base salary that is competitive with salaries paid by other independent oil and gas exploration and production companies, the Compensation Committee also considers whether our pay levels appropriately align each Named Executive Officer’s base salary level relative to the base salary levels of our other officers. Our objective is to have base salaries that accurately reflect each officer’s relative skills, experience and contributions to the Company. To that end, annual base salary adjustments are based on a subjective analysis of many individual factors, including:

•	the responsibilities of the officer;
•	the period over which the officer has performed these responsibilities;
•	the scope, level of expertise, and experience required for the officer’s position;
•	the strategic impact of the officer’s position; and
•	the potential future contribution and demonstrated individual performance of the officer.

In addition to the individual factors listed above, the Compensation Committee considers our overall business performance and implementation of Company objectives when determining annual base salaries. While these metrics generally provide context for making salary decisions, base salary decisions do not depend on attainment of specific goals or performance levels and no specific weighting is given to one factor over another.

Base salaries are reviewed annually, but are not necessarily increased if the Compensation Committee believes that (1) our executives are currently compensated at proper levels in light of Company performance or external market factors, or (2) an increase or addition to other elements of compensation would be more appropriate in light of our stated objectives.

In February 2018, after comparing base salary levels to those of similarly situated executives in the Peer Group and considering the individual and business factors described above, Messrs. Rady and Warren recommended to the Compensation Committee that the Named Executive Officers other than themselves receive a 3% base salary increase to reflect increases in cost of living, as reflected in the table below. The Compensation Committee approved this recommendation.

Executive Officer	Base Salary as of March 2017	Base Salary as of March 2018	Percentage Increase
Paul M. Rady	$858,000	$858,000	0%
Glen C. Warren, Jr.	$645,000	$645,000	0%
Alvyn A. Schopp	$432,000	$444,960	3%
Kevin J. Kilstrom	$432,000	$444,960	3%
Michael N. Kennedy	$375,000	$386,250	3%

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Annual Cash Incentive Awards

Purpose and Operation

Annual cash incentive payments, which we also refer to as cash bonuses, are a key component of each Named Executive Officer’s annual compensation package. Historically, the Compensation Committee used an annual discretionary cash bonus. However, based on recommendations from F.W. Cook, the Compensation Committee implemented a formal annual incentive plan design beginning in fiscal 2014. This annual incentive plan is based on a balanced scorecard that is used to measure our performance.

As part of a more structured annual incentive program, we adopted bonus targets for each of the Named Executive Officers, expressed as a percentage of base salary. These targets, which were determined based on our compensation strategy of providing incentive compensation opportunities that are competitive with the market median, are listed below.

Executive Officer	2018 Target Bonus (as a % of base salary)
Paul M. Rady	120%
Glen C. Warren, Jr.	100%
Alvyn A. Schopp	85%
Kevin J. Kilstrom	85%
Michael N. Kennedy	85%

Performance Metrics

For 2018, based on the feedback received from our shareholders in connection with the Company’s outreach program, the Compensation Committee decided to alter the structure of our annual incentive program. We believe the new, simplified design of the annual incentive program implemented for 2018 provides a more transparent bonus structure with more objectively determinable payouts. We also believe the new structure is more consistent with or shareholders’ investment experience. The Compensation Committee selected the four metrics described below for the 2018 fiscal year under our annual incentive plan. These metrics, which were specifically chosen for their importance in supporting the strategic initiatives we have established for 2018, are weighted equally in calculating annual bonuses.

The following tables shows the results of the 2018 annual incentive program:

Weighting Factor	Selected Metrics	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	Performance (% of Target)	Weighted Score
25%	Debt-Adjusted Net Production Growth per Share(1)	9%	13%	18%	13%	100%	25%
25%	Net Debt/EBITDAX(2)	2.5x	2.1x	1.8x	2.2x	88%	21.88%
25%	Free Cash Flow(3)	$(170 million)	$ 20 million	$ 215 million	$(303 million)	0%	0%
25%	Safety and Environmental(4)	0.800 TRIR	0.580 TRIR	.300 TRIR	0.554 TRIR	106%	8.83%
		0.100 LTIR	0.080 LTIR	.030 LTIR	0.077 LTIR	109%	9.11%
		—	0 Notices	—	0 Notices	100%	8.33%
100%						TOTAL	73.15%

(1)	Debt-Adjusted Net Production Growth per Share
Definition. Annual production volumes divided by debt-adjusted shares. Debt-adjusted shares represent current shares outstanding plus the quotient of total debt at year end 2018, divided by the weighted average share price during 2018.
Rationale. Production volumes are critical to our profitability. Measuring those volumes on a debt-adjusted per-share basis motivates management to produce those volumes in a capital-efficient manner.

- 2019 Proxy Statement 30

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(2)	Net Debt/EBITDAX

Definition. Year-end 2018 net debt divided by 2018 full-year adjusted EBITDAX.
Rationale. Managing the balance sheet leverage is essential for growing the business efficiently. Net Debt/EBITDAX is a key debt coverage ratio that motivates management to minimize debt relative to cash flow.

(3)	Free Cash Flow

Definition. Stand-alone E&P adjusted operating cash flow, less stand-alone E&P drilling and completion capital, less land maintenance capital.
Rationale. Measuring and rewarding Free Cash Flow directly supports our go-forward strategy of sustainable free cash flow growth by motivating management to optimize operating cash flow relative to upstream capital budgets.

(4)	Safety and Environmental

Definition. The Company measured performance in the Safety and Environmental performance category through several lagging indicators:

•	Lost Time Incident Rate (“LTIR”). This metric refers to the number of lost time injuries (i.e., work-related injuries that result in an employee being unable to perform normal work duties the work day following the injury event). LTIR is calculated first by multiplying the total number of lost time injuries by 200,000, and then dividing that product by the number of labor hours for the recording period.
•	Total Recordable Incident Rate (“TRIR”). This metric refers to the number of OSHA recordable injuries/illnesses (i.e., work-related injuries/illnesses that result in medical intervention beyond first aid). TRIR is calculated first by multiplying the total number of recordable injuries/illnesses by 200,000, and then dividing that product by the number of labor hours for the recording period.
•	Environmental. Performance with respect to this metric is attained if there are no major environmental related Notices of Violation (fines not exceeding $100,000) occurring during the measurement period.

In addition, the Company monitored several leading indicators in determining performance for the Safety and Environmental performance category. Leading indicators are proactive, preventative and predictive measures that provide current information regarding the effective performance, activities and processes of a Safety and Environmental system that may help identify, eliminate or control risks in the workplace. Management reviewed the progress of each leading indicator throughout 2018 and assessed if performance was adequate in light of the Company’s operation. These leading indicators include: HSSE training, Operational Safety Steering Team activities, Corrective Action/ Preventative Action closeout, Environmental Compliance Audit Score, Operational Risk Register Reviews, and Field Safety Committee meeting compliance.

Rationale. Maintaining a safe work environment and sustainable environmental record is critical to the success of the business and execution of our strategy. Measuring safety and environmental metrics motivates all participants to maintain focus on these metrics.

2018 Annual Incentive Program Payouts

The Compensation Committee evaluated the 2018 annual incentive scorecard and considered the factors noted above. Our performance for 2018 resulted in a payout calculation of 73.15%. The Compensation Committee elected to pay 2018 annual incentive bonuses in March 2019 in the amounts shown below for the Named Executive Officers. There were no adjustments for individual performance.

Executive Officer	2018 Target Bonus ($)	Performance Achievement Level (Percentage of Target)	Actual 2018 Bonus ($)
Paul M. Rady	1,029,600	73.15%	753,140
Glen C. Warren, Jr.	645,000	73.15%	471,810
Alvyn A. Schopp	378,216	73.15%	276,661
Kevin J. Kilstrom	378,216	73.15%	276,661
Michael N. Kennedy	328,313	73.15%	240,157

We are aware that equity prices for E&P companies remain depressed. However, we believe that the results of our annual incentive program are appropriate and aligned with the interests of our shareholders. We consider the results of this program to have a direct correlation to the actions of our management team. Payments under the annual incentive plan will help us to retain and reward the executive team that is responsible for our success.

- 2019 Proxy Statement 31

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Long-Term Equity-Based Incentive Awards

Long-Term Incentive Awards Granted in 2018

Based on feedback received from our shareholders in connection with our outreach program, the Compensation Committee adjusted our compensation philosophy with respect to long-term equity-based awards to better reflect our shareholders’ investment experience in the Company. Specifically, equity awards granted in 2018 targeted the market 50th percentile of the Peer Group, resulting in a reduced grant value for each Named Executive Officer (in the aggregate, grant values for 2018 were reduced 23% compared to grant values for 2017). In 2018, all long-term incentive awards for our Named Executive Officers were in the form of performance share units granted under the AR LTIP. The number of performance share units granted to our Named Executive Officers in 2018 are described more fully under “Grants of Plan-Based Awards for Fiscal Year 2018” below.

Of the performance share units granted in 2018, 70% were based on absolute total shareholder return, or “TSR”, with a relative TSR modifier (the “TSR PSUs”), and 30% were based on return on capital employed, or “ROCE” (the “ROCE PSUs”). The Compensation Committee selected these metrics as they provide for a rigorous framework that rewards the Named Executive Officers for improving absolute stock price, while measuring the Company’s performance against industry peers as well. ROCE was added as a performance metric because it motivates the Named Executive Officers to make decisions that result in efficient deployment of capital in the business. Additionally, ROCE is a metric that many investors consider when assessing the performance of companies in the oil and gas sector.

In order to achieve payout under the TSR PSUs, the Company’s absolute TSR must be at least 50% of the target price of $24.97 (the “Target Price”) at the end of the three-year performance period on April 15, 2021, with the payout, subject to adjustment as described below, determined as follows:

Performance Level	Absolute TSR	Performance Payout % (Pre-Adjustment)
Below Threshold	< 50% of Target Price	0%
Threshold	50% of Target Price	50%
Target	Target Price	100%
Maximum	≥ 150% of Target Price	150%

Following determination of the absolute TSR, the payout of the TSR PSUs may be adjusted to reflect our TSR performance relative to our peer group over the performance period. A relative TSR ranking of less than the 25th percentile results in a negative 50% adjustment to the payout of the TSR PSUs, and a relative TSR ranking of greater than the 75th percentile results in a positive 50% adjustment to the payout of the TSR PSUs. A relative TSR ranking of between the 25th percentile and the 75th percentile would not result in an adjustment to the payout of the TSR PSUs.

In order to achieve payout under the ROCE PSUs, the Company’s ROCE must be at least 85% of 8.7% (the “Target ROCE”) at the end of the three-year performance period on December 31, 2020, with the payout determined as follows:

Performance Level	ROCE	Performance Payout %
Below Threshold	< 85% of Target ROCE	0%
Threshold	85% of Target ROCE	50%
Target	Target ROCE	100%
Maximum	≥ 115% of Target ROCE	200%

- 2019 Proxy Statement 32

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Other Benefits

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in all of our employee health and welfare benefit arrangements on the same basis as other employees (subject to applicable law). These arrangements include medical, dental and disability insurance, as well as health savings accounts.

We provide these benefits in order to ensure that we can competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees.

Retirement Benefits

We maintain an employee retirement savings plan through which employees may save for retirement or future events on a tax-advantaged basis. Participation in the 401(k) plan is at the discretion of each individual employee, and our Named Executive Officers participate in the plan on the same basis as all other employees. The plan permits us to make discretionary matching and non-elective contributions.

Since January 1, 2014, the Company has matched 100% of the first 4% of eligible compensation that employees contribute to the plan, but on January 1, 2019, the Company increased its match to the first 6% of eligible compensation that employees contribute to the plan. These matching contributions are immediately fully vested.

Perquisites and Other Personal Benefits

We believe the total mix of compensation and benefits provided to our Named Executive Officers is currently competitive. Therefore, perquisites do not play a significant role in our Named Executive Officers’ total compensation.

Impact of Simplification Transaction

As described below under “Related Person Transactions—Agreements with Antero Midstream Corporation—Simplification Agreement,” on March 12, 2019, we completed the transactions contemplated by the Simplification Agreement (the “Transactions”). In connection with the closing of the Transactions, outstanding phantom units under the Antero Midstream Partners LP Long-Term Incentive Plan (the “Midstream LTIP”) and Series B Units in Antero IDR Holdings LLC (“IDR LLC”) held by certain Named Executive Officers were converted or exchanged as described below. The Transactions did not constitute a “change in control” transaction under the applicable compensation arrangements, thus there were no change in control payments paid to the Named Executive Officers in connection with the Transactions.

Antero Midstream Phantom Units

Prior to the consummation of the Transactions, our Named Executive Officers spent a portion of their time providing services to Antero Midstream Partners LP (“Antero Midstream Partners”), and thus were entitled to receive grants of equity-based awards under the Midstream LTIP. In November 2014, each of our Named Executive Officers was granted phantom units under the Midstream LTIP in connection with the initial public offering of the Partnership. In April 2016 and 2017, each of our Named Executive Officers was granted additional phantom units under the Midstream LTIP as compensation for their additional services provided to the Partnership. No phantom units under the Midstream LTIP were granted during 2018. Phantom units granted under the Midstream LTIP generally represent the right to receive common units of the Partnership upon vesting.

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At the effective time of the Transactions, each outstanding phantom unit under the Midstream LTIP, including those held by our Named Executive Officers, was converted into a restricted stock unit or similar award of Antero Midstream Corporation (“New AM”) with substantially the same terms and conditions (including with respect to vesting) applicable to such phantom unit award immediately prior to the effective time of the Transactions, representing the right to receive a number of shares of common stock of New AM equal to (i) the number of common units of the Partnership subject to such phantom unit award immediately prior to the effective time of the Transactions, multiplied by (ii) 1.8926. Additionally, all distribution equivalent rights granted in tandem with a corresponding phantom unit award were converted into a distribution equivalent right or similar award of New AM with substantially the same terms and conditions (including with respect to vesting) applicable to such distribution equivalent right immediately prior to the effective time of the Transactions, representing the right to receive (i) any balance accrued on such distribution equivalent right as of the effective time of the Transactions and (ii) any dividends paid or distributions made by New AM from and after the effective time of the Transactions with respect to the number of shares of common stock of New AM subject to the converted phantom unit award to which such converted distribution equivalent right relates.

Series B Units in IDR LLC

IDR LLC was formed to hold 100% of Antero Midstream Partners’ IDRs. As of December 31, 2018, Messrs. Rady, Warren and Kennedy held 48,000, 32,000 and 4,000, respectively, of the 98,600 outstanding Series B Units in IDR LLC. To the extent vested, the Series B Units in IDR LLC entitled the holders thereof to receive, subject to the terms and provisions of the IDR LLC Agreement and the incentive unit award agreements pursuant to which the awards were granted, a proportionate amount of up to 6% of any future profits of IDR LLC that resulted from any distributions on Antero Midstream Partners’ IDRs that were held by IDR LLC in excess of $7.5 million per quarter. Unvested Series B Units in IDR LLC were not entitled to receive any distributions; however, in connection with any subsequent distribution on Antero Midstream Partners’ IDRs following the date an unvested Series B Unit in IDR LLC becomes vested, the holder of such vested Series B Unit in IDR LLC are entitled to receive an additional distribution equal to the aggregate amount of distributions that would have been made with respect to such Series B Unit in IDR LLC during the period in which such Series B Unit was unvested if such Series B Unit had been vested.

The unvested Series B Units in IDR LLC issued to Messrs. Rady and Warren on December 31, 2016, were scheduled to become vested on December 31, 2019, so long as the applicable executive remained continuously employed by us or one of our affiliates through such date. The unvested Series B Units in IDR LLC issued to Mr. Kennedy on January 10, 2017 were scheduled to become vested on December 31, 2019, so long as Mr. Kennedy remained continuously employed by us or one of our affiliates through such date. The potential acceleration and forfeiture events relating to these units are described in greater detail under the heading “Potential Payments Upon Termination or Change of Control” below.

At the effective time of the Transactions, each holder of Series B Units in IDR LLC, including our Named Executive Officers, transferred each Series B Unit in IDR LLC it owned (vested and unvested) in exchange for (i) 176.0041 shares of common stock of New AM, which is subject to the terms set forth in the limited liability company agreement of IDR LLC (the “IDR LLC Agreement”) and will vest in accordance with the applicable equity grant agreement pursuant to which the Series B Unit in IDR LLC was originally issued, (ii) an amount in cash equal to the unpaid distributions (other than tax distributions) declared with respect to vested Series B Units in IDR LLC, if any, pursuant to the distribution provisions of the IDR LLC Agreement, and (iii) an amount in cash deposited into an escrow account equal to the distributions declared with respect to unvested Series B Units in IDR LLC, excluding any amounts attributable to any distributions made with respect to unvested Series B Units in IDR LLC after December 31, 2018 but prior to the effective time of the Transactions. The Named Executive Officers who held Series B Units are not entitled to receive any dividends paid by New AM during 2019 on any unvested shares of New AM common stock received in exchange for such Series B Units.

- 2019 Proxy Statement 34

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2019 Compensation Decisions

2019 Base Salaries

In March 2019, after comparing base salary levels to those of similarly situated executives in the Peer Group, and considering the individual and business factors described above, Messrs. Rady and Warren recommended to the Compensation Committee that the Named Executive Officers other than themselves receive an increase in their respective base salaries as reflected in the table below. The Compensation Committee approved this recommendation.

Executive Officer	Base Salary as of March 2018	Base Salary as of March 2019	Percentage Increase
Paul M. Rady	$858,000	$858,000	0%
Glen C. Warren, Jr.	$645,000	$645,000	0%
Alvyn A. Schopp	$444,960	$475,000	7%
Kevin J. Kilstrom	$444,960	$475,000	7%
Michael N. Kennedy	$386,250	$400,000	4%

2019 Annual Incentive Program

In April 2019, the Compensation Committee approved an annual incentive program that has a similar structure as our 2018 annual incentive program and implements objectively determined payouts.

Long-Term Incentive Awards Granted in 2019

The Compensation Committee granted 100% performance based long-term equity awards to our Named Executive Officers in April 2019. These awards are subject to the terms and provisions of the AR LTIP and the award agreements pursuant to which they were granted.

2019 Compensation Committee Structure

The Compensation Committee will continue to oversee our executive compensation program and have decision-making authority with respect to all Antero executive compensation matters. Our Named Executive Officers provide services to New AM as well as to Antero. Beginning in 2019, our Board and Compensation Committee will work with the compensation committee of New AM to determine an appropriate allocation of compensation for our Named Executive Officers between the Company and New AM.

Other Matters

Employment, Severance or Change-in-Control Agreements

We do not maintain any employment, severance or change-in-control agreements with any of our Named Executive Officers.

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As discussed below under “Potential Payments Upon a Termination or a Change in Control,” any of Messrs. Rady, Warren, Schopp, Kilstrom or Kennedy could be entitled to receive accelerated vesting of his restricted stock units in the Company, Series B Units in IDR LLC or phantom units in Antero Midstream Partners, as applicable (including shares of common stock of New AM received in exchange for such Series B Units in IDR LLC or phantom units in Antero Midstream Partners), that remain unvested upon his termination of employment with us under certain circumstances or upon the occurrence of certain corporate events. The Transactions will not result in accelerated vesting of such awards or the Series B Units.

Stock Ownership Guidelines

Under our stock ownership guidelines adopted in 2013, our executive officers are required to own a minimum number of shares of our common stock within five years of the adoption of the guidelines, or within five years of becoming an executive officer. In particular, each of our executive officers is required to own shares of our common stock having an aggregate fair market value equal to at least a designated multiple of the executive officer’s base salary. The guidelines for executive officers are set forth in the table below.

Officer Level	Ownership Guideline
Chief Executive Officer, President, and Chief Financial Officer	5x annual base salary
Vice President	3x annual base salary
Other Officers (if applicable)	1x annual base salary

Compliance with these guidelines is measured as of June 30 of each year. If an individual covered by the ownership guidelines has satisfied the guidelines on a prior determination date, a decrease in our stock price without a sale of shares will not result in non-compliance on a subsequent determination date. As of June 30, 2018, all of our Named Executive Officers except Mr. Kilstrom were in compliance with these guidelines. Consistent with our stock ownership guidelines, such noncompliance by Mr. Kilstrom may be taken into account by the Committee when making future compensation or promotion decisions, to the extent the Compensation Committee determines is appropriate.

These stock ownership guidelines are designed to align our executive officers’ interests more closely with those of our shareholders. The chart below shows the significant levels of stock ownership of our Named Executive Officers and the ratio of their ownership to their respective base salaries. We believe the high level of ownership demonstrates significant alignment with our shareholders.

Shares directly and beneficially owned by our Named Executive Officers count towards satisfaction of our stock ownership guidelines. Vested and unvested stock options, unvested restricted stock units, and other conditional equity-based awards (including performance-based awards) do not count towards satisfaction of our stock ownership guidelines. However, for purposes of the chart above, unvested restricted stock units held by our Named Executive Officers are included. Values reported in the chart above are as of June 30, 2018, the measurement date for our stock ownership guidelines.

- 2019 Proxy Statement 36

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Tax and Accounting Treatment of Executive Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally imposes a $1 million limit on the amount of compensation paid to “covered employees” (as defined in Section 162(m)) that a public corporation may deduct for federal income tax purposes in any year. The “Tax Cuts and Jobs Act,” enacted in 2017, repealed the performance-based compensation exception to the Section 162(m) deduction limitation for tax years beginning after December 31, 2017. In addition, the Tax Cuts and Jobs Act generally expanded the scope of who is considered a “covered employee.” With these changes, compensation paid to certain of our executives will be subject to the $1 million per year deduction limitation imposed by Section 162(m) unless such compensation qualifies for the transition relief applicable to certain compensation arrangements in place as of November 2, 2017. While we will continue to monitor our compensation programs in light of the deduction limitation imposed by Section 162(m), our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our shareholders. As a result, we have not adopted a policy requiring that all compensation be fully deductible. The Compensation Committee may conclude that paying compensation at levels in excess of the limits under Section 162(m) is nevertheless in the best interests of the Company and our shareholders. Given changes made to Section 162(m), it is likely that the Company will not be able to deduct for federal income tax purposes a portion of the compensation paid to our Named Executive Officers in 2018.

Many other Code provisions and accounting rules affect the payment of executive compensation and are generally taken into consideration as our compensation arrangements are developed. Our goal is to create and maintain compensation arrangements that are efficient, effective and in full compliance with these requirements.

Risk Assessment

We have reviewed our compensation policies and practices to determine if they create risks that are reasonably likely to have a material adverse effect on our Company. In connection with this risk assessment, we reviewed the design of our compensation and benefits program and related policies and determined that certain features of our programs and corporate governance generally help mitigate risk. Among the factors considered were the mix of cash and equity compensation, the balance between short- and long-term objectives of our incentive compensation, the degree to which programs provide for discretion to determine payout amounts, and our general governance structure.

Our Compensation Committee believes that our approach of evaluating overall business performance and implementation of company objectives assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk-management practices.

•	The Compensation Committee believes our overall compensation program provides a reasonable balance between short- and long-term objectives, which helps mitigate the risk of excessive risk-taking in the short term.

•	The metrics that determine ultimate value awarded under our incentive compensation programs are associated with total company value. We do not believe these metrics create pressure to meet specific financial or individual performance goals.

•	The performance criteria reviewed by the Compensation Committee in determining cash bonuses are based on overall performance relative to continually evolving objectives, and the Compensation Committee uses its subjective judgment in setting bonus levels for our officers. This is consistent with the Compensation Committee’s belief that applying company-wide objectives encourages decision-making that is in the best long-term interests of our Company and our stakeholders as a whole.

•	The multi-year vesting of our equity awards discourages excessive risk-taking and undue focus on short-term gains that may not be sustainable.

Due to the foregoing program features, the Compensation Committee concluded that our compensation policies and practices for all employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on the Company.

- 2019 Proxy Statement 37

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Tally Sheets

The Compensation Committee uses tally sheets as a reference point in reviewing and establishing our Named Executive Officers’ compensation. The tally sheets provide a holistic view of all material elements of our Named Executive Officers’ compensation, including base salary, annual cash incentive awards, long-term equity incentive awards and indirect compensation such as perquisites and retirement benefits. Tally sheets also demonstrate the amounts each executive could potential receive under various termination and change in control scenarios, as well as a summary of all shares beneficially owned.

Hedging and Pledging Prohibitions

Our Insider Trading Policy at each of the Company prohibits our Named Executive Officers from engaging in speculative transactions involving our common stock, including buying or selling puts or calls, short sales, purchases of securities on margin, or otherwise hedging the risk of ownership of such securities. The Insider Trading Policies also strictly prohibit our Named Executive Officers from pledging shares of such securities as collateral.

Clawback Policy

We have adopted a general clawback policy covering long-term incentive award plans and arrangements. The clawback policy applies to our current Named Executive Officers as well as certain of our former Named Executive Officers. Generally, recoupment of compensation would be triggered under the policy in the event of a financial restatement caused by fraud or intentional misconduct. In the event of such misconduct, we may recoup performance-based equity compensation that was granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure during the period in which such misconduct took place. The clawback policy gives the policy administrator discretion to determine whether a clawback of compensation should be initiated in any given case, as well as the discretion to make other determinations, including whether a covered individual’s conduct meets a specified standard, the amount of compensation to be clawed back, and the form of reimbursement to the Company.

In order to comply with applicable law, the clawback policy may be updated or modified once the SEC adopts final clawback rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In addition, the AR LTIP, generally provides that, to the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Compensation Committee, all awards under the AR LTIP are subject to the provisions of any clawback policy the Company implements.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Board of Directors of our general partner has determined that the Compensation Discussion and Analysis shall be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee Members:

Robert J. Clark, Chairman Benjamin A. Hardesty James R. Levy

- 2019 Proxy Statement 38

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2018, 2017 and 2016.

Summary Compensation Table for the Years Ended December 31, 2018, 2017 and 2016

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Paul M. Rady (Chairman of the Board of Directors and Chief Executive Officer)	2018	858,000	—	7,520,882	—		753,140	11,000	9,143,022
	2017	853,833	823,680	8,240,720	—		—	10,800	9,929,033
	2016	831,667	1,249,500	8,185,133	—	(6)	—	10,600	10,276,900
Glen C. Warren, Jr. (Director, President and Chief Financial Officer of the Company and Secretary)	2018	645,000	—	3,076,725	—		471,810	11,000	4,204,534
	2017	641,833	516,000	5,493,827	—		—	10,800	6,662,460
	2016	625,000	782,500	5,456,802	—	(6)	—	10,600	6,874,902
Alvyn A. Schopp (Chief Administrative Officer and Sr. Regional Vice President)	2018	442,800	—	1,538,352	—		276,661	11,000	2,268,813
	2017	429,833	367,200	2,032,733	—		—	10,800	2,840,566
	2016	418,333	445,188	12,805,262	—		—	10,600	13,679,383
Kevin J. Kilstrom (Sr. Vice President—Production)	2018	442,800	—	1,538,352	—		276,661	11,000	2,268,813
	2017	429,833	367,200	2,032,733	—		—	10,800	2,840,566
	2016	418,333	445,188	6,739,263	—		—	10,600	7,613,384
Michael N. Kennedy (Sr. Vice President—Finance, and Chief Financial Officer of Antero Midstream Corporation)	2018	384,375	—	1,538,352	—		240,157	11,000	2,173,884
	2017	373,167	300,000	2,032,733	—	(6)	—	10,800	2,716,700
	2016	363,333	364,000	2,021,264	—		—	9,680	2,758,277

(1)	The amounts in this column may differ from those reported above under “Compensation Discussion and Analysis—Elements of Direct Compensation—Base Salaries” due to the fact that adjustments to the base salaries of our Named Executive Officers for the 2016, 2017 and 2018 fiscal years took effect on March 1, 2016, March 1, 2017 and March 1, 2018, respectively.

(2)	Represents the aggregate amount of the annual discretionary cash bonuses paid to each Named Executive Officer for 2016 and 2017. The new annual incentive program implemented in 2018 is intended to incentivize our Named Executive Officers to achieve specific performance goals throughout the year, and, as a result, such amounts earned under the new annual incentive program for 2018 are reported in the “Non-Equity Incentive Plan Compensation” column, rather than the “Bonus” column.

(3)	The amounts in this column represent the grant date fair value of (i) restricted stock unit awards and performance share unit awards granted to the Named Executive Officers pursuant to the AR LTIP and (ii) phantom units (which include Midstream DERs, as discussed in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Phantom Unit Awards” below) granted to the Named Executive Officers pursuant to the Midstream LTIP, each as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. In 2018, the only awards that were granted were performance share unit awards under the AR LTIP. See Note 9 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.

(4)	The amounts in this column represent the cash bonus paid to each Named Executive Officer under our 2018 annual incentive program.

(5)	The amounts in this column represent the amount of the Company’s 401(k) match for fiscal 2016, 2017 and 2018 for each participating Named Executive Officer. For fiscal 2016 and 2017, amounts in this column may include additional matching contributions made with respect to the applicable fiscal year after the filings of the Annual Report relating to such fiscal year.

(6)	In December 2016, Messrs. Rady and Warren were each issued Series B Units in IDR LLC, one-third of which were unvested as of December 31, 2018. Mr. Kennedy was granted Series B Units in IDR LLC on January 10, 2017, one-third of which were unvested as of December 31, 2018. As discussed below under the heading “Payments Upon Termination or Change in Control—Series B Units in IDR LLC,” the Series B Units in IDR LLC are intended to constitute “profits interests” for federal tax purposes. Accordingly, if IDR LLC had been liquidated as of the date these Series B Units were granted, Messrs. Rady, Warren and Kennedy would not have been entitled to receive any distributions with respect to such Series B Units. In connection with the Transactions, all Series B Units were exchanged for, among other things, shares of common stock in New AM. Please see “Compensation Discussion and Analysis—Impact of Simplification Transaction—Series B Units in IDR LLC” for more information regarding the Series B Units in IDR LLC.

- 2019 Proxy Statement 39

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Grants of Plan-Based Awards for Fiscal Year 2018

								Grant Date
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Incentive Plan Awards(2)			Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	($)(3)
Paul M. Rady		514,800	1,029,600	2,059,200
TSR PSUs(4)	4/15/18				111,487	222,973	445,946	5,540,879
ROCE PSUs(5)	4/15/18				47,780	95,560	191,120	1,980,003
Glen C. Warren, Jr.		322,500	645,000	1,290,000
TSR PSUs(4)	4/15/18				45,608	91,216	182,432	2,266,718
ROCE PSUs(5)	4/15/18				19,547	39,093	78,186	810,007
Alvyn A. Schopp		189,108	378,216	756,432
TSR PSUs(4)	4/15/18				22,804	45,608	91,216	1,133,359
ROCE PSUs(5)	4/15/18				9,773	19,546	39,092	404,993
Kevin J. Kilstrom		189,108	378,216	756,432
TSR PSUs(4)	4/15/18				22,804	45,608	91,216	1,133,359
ROCE PSUs(5)	4/15/18				9,773	19,546	39,092	404,993
Michael N. Kennedy		164,156	328,313	656,625
TSR PSUs(4)	4/15/18				22,804	45,608	91,216	1,133,359
ROCE PSUs(5)	4/15/18				9,773	19,546	39,092	404,993

(1)	These columns reflect the threshold, target and maximum amount that may be earned under our 2018 annual incentive plan.

(2)	These columns reflect the threshold, target and maximum number of shares of the Company that may be earned under performance share unit awards granted on April 15, 2018.

(3)	The amounts in this column represent the grant date fair value of performance share unit awards granted to the Named Executive Officers pursuant to the AR LTIP, as computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.

(4)	These TSR PSUs granted on April 15, 2018 under the AR LTIP are earned (or not) based upon our three-year absolute TSR performance, as adjusted for relative TSR performance against a peer group of comparable E&P companies. Pursuant to the TSR PSUs, our Named Executive Officers are eligible to receive threshold, target and maximum payouts of 50%, 100% and 150%, respectively, of the target amount of TSR PSUs awarded. In order to achieve threshold, target and maximum payouts under the TSR PSUs, the Company’s absolute TSR performance must be at or over 50% of the target price, 100% of the target price or 150% of the target price, respectively. Additionally, the payout under the TSR PSUs may be further adjusted depending on the Company’s relative TSR performance, where a relative TSR ranking of less than the 25th percentile results in a negative adjustment of -50% and a relative TSR ranking of more than the 75th percentile results in a positive adjustment of 50%, which may result in payout at 0% of target, even if the threshold for actual TSR is achieved. If actual TSR is achieved at maximum (150% of target), the payout after the adjustment for relative TSR may be 200% of target, as reflected in the “Maximum” column.

(5)	These ROCE PSUs granted on April 15, 2018 under the AR LTIP are earned (or not) based upon the Company’s return on capital employed over the three-year performance period beginning January 1, 2018 and ending December 31, 2020. Pursuant to the ROCE PSUs, our Named Executive Officers are eligible to receive threshold, target and maximum payouts of 50%, 100% and 200%, respectively, of the target amount of ROCE PSUs. In order to achieve threshold, target and maximum payouts under the ROCE PSUs, the ROCE must be at or above 85% of the target ROCE, 100% of the target ROCE, or 115% of the target ROCE, respectively.

- 2019 Proxy Statement 40

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Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards for Fiscal Year 2018 table.

Performance Share Units

The Compensation Committee granted performance share unit awards under the AR LTIP to each of our Named Executive Officers in April 2018. The performance share unit awards will be earned based partially upon our three-year absolute TSR, as adjusted by the relative TSR of the Peer Group, and partially upon our three-year ROCE. In each case, the applicable Named Executive Officer must remain continuously employed by us from the grant date through the applicable vesting date. All of the performance share unit awards will also vest in full upon a termination of a Named Executive Officer’s employment due to his death or disability. The potential acceleration and forfeiture events related to these performance share units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

- 2019 Proxy Statement 41

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Outstanding Equity Awards at 2018 Fiscal Year-End

The following table provides information concerning equity awards that have not vested for our Named Executive Officers as of December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Paul M. Rady
Restricted Stock Units(4)					136,785	1,284,411
Performance Share Units(5)							447,739	4,204,269
Phantom Units(6)					87,346	1,868,320
Stock Options(7)	25,000	75,000	50.00	4/15/25
Series B Units in IDR LLC(8)	16,000	32,000	N/A	N/A
Glen C. Warren, Jr.
Restricted Stock Units(4)					91,191	856,279
Performance Share Units(5)							220,549	2,070,955
Phantom Units(6)					58,230	1,245,545
Stock Options(7)	16,667	50,000	50.00	4/15/25
Series B Units in IDR LLC(8)	10,667	21,333	N/A	N/A
Alvyn A. Schopp
Restricted Stock Units(4)					100,714	945,706
Performance Share Units(5)					22,222	208,665	231,216	2,171,118
Phantom Units(6)					21,075	450,784
Stock Options(7)	6,250	18,750	50.00	4/15/25
Kevin J. Kilstrom
Restricted Stock Units(4)					63,214	593,581
Performance Share Units(5)					9,722	91,290	156,216	1,466,868
Phantom Units(6)					21,075	450,784
Stock Options(7)	6,250	18,750	50.00	4/15/25
Michael N. Kennedy
Restricted Stock Units(4)					34,048	319,706
Performance Share Units(5)							97,882	919,112
Phantom Units(6)					21,075	450,784
Stock Options(7)	6,250	18,750	50.00	4/15/25
Stock Options	—	60,000	54.15	10/16/23
Series B Units in IDR LLC(8)	1,333	2,667	N/A	N/A

(1)	Awards reflected as “Unexercisable” are Series B Units in IDR LLC and stock option awards granted under the AR LTIP that have not yet vested.

(2)	The amounts reflected in this column represent the market value of (i) common stock underlying the unvested restricted stock unit awards and earned but unvested performance share unit awards granted under the AR LTIP held by the Named Executive Officers (where the applicable performance hurdle has been achieved but a period of continued service remains), computed based on the closing price of our common stock on December 31, 2018, which was $9.39 per share and (ii) common units of Antero Midstream Partners underlying the phantom unit awards granted under the Midstream LTIP to the Named Executive Officers, computed based on the closing price of Antero Midstream Partners’ common units on December 31, 2018, which was $21.39 per unit.

- 2019 Proxy Statement 42

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(3)	The amounts reflected in this column represent the market value common stock underlying the performance share units granted under the AR LTIP reported in the preceding column, computed based on the closing price of our common stock on December 31, 2018, which was $9.39 per share.

(4)	Except as otherwise provided in the applicable award agreement, (i) the restricted stock unit awards granted under the AR LTIP in 2016 will vest on April 15 of each of 2019 and 2020 and (ii) the restricted stock unit awards granted under the AR LTIP in 2015 will vest on April 15, 2019, in each case, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date.

(5)	This row includes performance share units granted under the AR LTIP, outstanding as set forth below. The amounts included in the parentheticals reflect (i) the threshold number of performance share units for the performance share units that vest based on our relative TSR, the TSR PSU, as performance as of December 31, 2018 was below the threshold for payout of these awards; (ii) the maximum number of the ROCE PSUs, as performance as of December 31, 2018 was at maximum, and (iii) the number of unearned performance share units granted in 2016 as special retention awards for which the applicable stock price hurdle has not been achieved. The actual number of shares earned pursuant to performance share units may vary substantially from the amounts set forth below based on actual performance through the end of the applicable performance period.

• In 2016 as a special retention award to Mr. Schopp (133,334) and Mr. Kilstrom (58,334), which vest based upon achievement of certain stock price hurdles. An additional number of performance share units granted to Mr. Schopp (22,222) and Mr. Kilstrom (9,722) have previously become earned upon achievement of the applicable stock price hurdle and will vest in February 2019, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through such date.

• In 2016 to Mr. Rady (55,887), Mr. Warren (37,258), Mr. Schopp (13,972), Mr. Kilstrom (13,972) and Mr. Kennedy (13,972), that will vest following the Committee’s determination of our relative three-year TSR achievement for the performance period ending April 15, 2019, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through such date.

• In 2017 to Mr. Rady (89,245), Mr. Warren (59,497), Mr. Schopp (22,014), Mr. Kilstrom (22,014) and Mr. Kennedy (22,014), that will vest following the Committee’s determination of our relative three-year TSR achievement for the performance period ending April 15, 2020, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through such date.

• In 2018 to Mr. Rady (111,487), Mr. Warren (45,608), Mr. Schopp (22,804), Mr. Kilstrom (22,804) and Mr. Kennedy (22,804), that will vest following the Committee’s determination of our absolute three-year TSR achievement for the performance period ending April 15, 2021, subject to adjustment based on our relative three-year TSR achievement for such performance period and so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through such date.

• In 2018 to Mr. Rady (191,120), Mr. Warren (78,186), Mr. Schopp (39,092), Mr. Kilstrom (39,092) and Mr. Kennedy (39,092), that will vest following the Committee’s determination in April 2019 of our three-year ROCE achievement for the performance period ending December 31, 2020, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the Committee’s determination.

(6)	Except as otherwise provided in the applicable award agreement, (i) the phantom units granted under the Midstream LTIP in 2016 will vest on April 15 of each of 2019 and 2020 and (ii) the phantom units granted under the Midstream LTIP in 2017 will vest on April 15 of each of 2019, 2020 and 2021, in each case, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date.

(7)	The unvested stock option awards reflected in this row were granted under the AR LTIP and will become vested and exercisable on April 15, 2019, so long as the applicable Named Executive Officer remains continuously employed by us or one of our affiliates through such date.

(8)	The Series B Units in IDR LLC reflected in this row are intended to constitute profits interests for federal tax purposes, rather than traditional option awards, and therefore, there is no exercise price or expiration date associated with them. In connection with the Transactions, the Series B Units were exchanged for shares of common stock of New AM and an amount in cash described above under “Compensation Discussion and Analysis—Impact of Simplification Transaction—Series B Units in IDR LLC.” The shares of restricted common stock of New AM received in exchange for the unvested Series B Units in IDR LLC reflected in this row will become vested and exercisable on December 31, 2019, so long as the applicable Named Executive Officer remains continuously employed by us or one of our affiliates through such date.

- 2019 Proxy Statement 43

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Option Exercises and Stock Vested in Fiscal Year 2018

The following table provides information concerning equity awards that vested or were exercised by our Named Executive Officers during the 2018 fiscal year.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Paul M. Rady
Restricted Stock Units	—	—	79,093	1,638,807
Phantom Units	—	—	83,000	2,231,400
Glen C. Warren, Jr.
Restricted Stock Units	—	—	52,729	1,092,545
Phantom Units	—	—	55,333	1,487,592
Alvyn A. Schopp
Restricted Stock Units	—	—	139,345	2,531,602
Phantom Units	—	—	20,398	549,022
Kevin J. Kilstrom
Restricted Stock Units	—	—	89,345	1,680,602
Phantom Units	—	—	20,398	549,022
Michael N. Kennedy
Restricted Stock Units	—	—	70,984	1,152,468
Phantom Units	—	—	18,898	506,722

(1)	There were no stock option exercises during the 2018 fiscal year.

(2)	The equity awards that vested during the 2018 fiscal year disclosed in this column consist of (i) restricted stock units granted under the AR LTIP, (ii) the vested portion of the performance share unit awards granted under the AR LTIP as special retention awards in February 2016 to Messrs. Schopp and Kilstrom, and (iii) phantom units granted under the Midstream LTIP.

(3)	The amounts reflected in this column represent the aggregate market value realized by each Named Executive Officer upon vesting of (i) the restricted stock unit awards held by such Named Executive Officer, computed based on the closing price of our common stock on the applicable vesting date, and (ii) the phantom unit awards held by such Named Executive Officer, computed based on the closing price of Antero Midstream Partners’ common units on the applicable vesting date.

Pension Benefits

We do not provide pension benefits to our employees.

Nonqualified Deferred Compensation

We do not provide nonqualified deferred compensation benefits to our employees.

- 2019 Proxy Statement 44

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Payments Upon Termination or Change in Control

Restricted Stock Units, Performance Share Units, Phantom Units and Stock Options

Any unvested restricted stock units, unvested phantom units or unvested stock options subject to time-based vesting criteria granted to our Named Executive Officers under the AR LTIP or the Midstream LTIP, as applicable, will become immediately fully vested (and, in the case of stock options, fully exercisable) if the applicable Named Executive Officer’s employment with us terminates due to his death or “disability” or in the event of a “change in control” (as such terms are defined in the AR LTIP or the Midstream LTIP, as applicable). For performance share unit awards, any continued employment conditions will be deemed satisfied on the date of the applicable Named Executive Officer’s termination due to his death or “disability” or upon the occurrence of a “change in control,” the performance period will end on the date of such termination or “change in control,” and such performance share unit awards will be settled based on the actual level of performance achieved as of such date.

For purposes of these awards, a Named Executive Officer will be considered to have incurred a “disability” if the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of at least 12 months.

For purposes of the AR LTIP awards, “change in control” generally means the occurrence of any of the following events:

•	A person or group of persons acquires beneficial ownership of 50% or more of either (a) the outstanding shares of our common stock or (b) the combined voting power of our voting securities entitled to vote in the election of directors, in each case with the exception of (i) any acquisition directly from us, (ii) any acquisition by us or any of our affiliates, or (iii) any acquisition by any employee benefit plan sponsored or maintained by us;
•	The incumbent members of the Board cease for any reason to constitute at least a majority of the Board;
•	The consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets, or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) our outstanding common stock immediately prior to such Business Combination represents more than 50% of the outstanding common equity interests and the outstanding voting securities entitled to vote in the election of directors of the surviving entity, (B) no person or group of persons beneficially owns 20% or more of the common equity interests of the surviving entity or the combined voting power of the voting securities entitled to vote generally in the election of directors of such surviving entity, and (C) at least a majority of the members of the board of directors of the surviving entity were members of the incumbent board at the time of the execution of the initial agreement or corporate action providing for such Business Combination; or
•	Approval by our shareholders of a complete liquidation or dissolution of the Company.

For purposes of the Midstream LTIP awards, “change in control” means the occurrence of any of the following events:

•	A person or group of persons, other than certain affiliates of Antero Midstream Partners, becomes the beneficial owner, by way of merger, acquisition, consolidation, recapitalization, reorganization, or otherwise, of 50% or more of the voting power of the equity interests in the general partner of Antero Midstream Partners;
•	The sale or disposition by either Antero Midstream Partners or the general partner of Antero Midstream Partners of all or substantially all of its assets;
•	The general partner of Antero Midstream Partners’ approval of a complete liquidation or dissolution of Antero Midstream Partners;
•	A transaction resulting in a person or group of persons other than the general partner of Antero Midstream Partners, Antero Midstream Partners, the Company or one of their respective affiliates becoming the general partner of Antero Midstream Partners; or
•	A “Change in Control” as defined in the AR LTIP.

The Transactions did not result in a “change in control” under the outstanding awards described above.

- 2019 Proxy Statement 45

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Series B Units in IDR LLC

The Series B Units in IDR LLC held by Messrs. Rady, Warren and Kennedy were exchanged for unvested shares of common stock of New AM in connection with the Transactions. Such unvested shares will vest upon the consummation of a change of control transaction (as defined in the IDR LLC Agreement) or upon an involuntary termination without cause or due to death or disability. As discussed above, the Series B Units in IDR LLC issued to Messrs. Rady and Warren on December 31, 2016 and to Mr. Kennedy on January 10, 2017 were intended to constitute “profits interests” for federal tax purposes and were not traditional options.

As used in the IDR LLC Agreement and the award agreements pursuant to which the Series B Units in IDR LLC were granted, “change of control transaction” means the occurrence of any of the following events:

•	Any consolidation, conversion, merger or other business combination involving IDR Holdings or AMGP, in which a majority of the outstanding Series A Units of IDR LLC or a majority of the outstanding common shares of AMGP (the “AMGP common shares”) are exchanged for or converted into cash, securities of a corporation or other business organization, or other property;
•	A sale or other disposition of all or a material portion of the assets of IDR LLC;
•	A sale or other disposition of all or substantially all of the assets of AMGP followed by a liquidation of AMGP or a distribution to the members of AMGP of all or substantially all of the net proceeds of such disposition after payment of liabilities and other obligations of AMGP;
•	The sale by all the members of IDR LLC of all or substantially all of the outstanding IDR LLC membership interests in a single transaction or series of related transactions; or
•	The sale of all of the outstanding AMGP common shares in a single transaction or series of related transactions.

The Transactions did not result in a “change of control transaction” under the IDR LLC Agreement.

With respect to vested Series B Units in IDR LLC, Messrs. Rady, Warren and Kennedy had the right, upon delivery of notice to IDR LLC, to require IDR LLC to redeem all or a portion of their vested Series B Units for a number of newly issued Antero Midstream GP LP (“AMGP”) common shares, equal to the quotient determined by dividing (a) the product of (i) the Per Vested B Unit Entitlement (as defined below) and (ii) the number of vested Series B Units being redeemed, by (b) the volume-weighted average price of an AMGP common share for the 20 trading days ending on and including the trading day prior to the date of such notice (the “AMGP VWAP Price”). However, in no event would the aggregate number of AMGP common shares issued by AMGP pursuant to all such redemptions by owners of Series B Units exceed 6% of the aggregate number of issued and outstanding AMGP common shares.

For purposes of the redemption right described above, the “Per Vested B Unit Entitlement” was calculated in accordance with the IDR LLC Agreement, and equaled, as of the date of determination, the quotient obtained by dividing (a) the product of (i) the fair market value of IDR LLC (which for this purpose was based on the equity value of AMGP calculated on the applicable date of determination by multiplying the AMGP VWAP Price and the number of then-outstanding AMGP common shares) as of such date minus $2.0 billion and (ii) the product of (A) 6%, (B) the percentage of authorized Series B Units that were outstanding at such time and (C) the percentage of outstanding Series B Units that have vested, by (b) the total number of vested Series B Units outstanding at such time. In addition, upon the earliest to occur of (x) December 31, 2026, (y) a change of control transaction of AMGP or of IDR LLC, or (z) a liquidation of IDR LLC, AMGP was entitled to redeem each outstanding Series B Unit in exchange for AMGP common shares in accordance with the ratio described above, subject to certain limitations.

- 2019 Proxy Statement 46

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Potential Payments Upon Termination or Change in Control Table for Fiscal 2018

If the employment of any of our Named Executive Officers would have terminated due to any Named Executive Officer’s death or disability, the unvested portion of his restricted stock units, phantom units and stock options, as applicable, would have become vested. The restricted stock units (and, if exercised, the stock options) granted under the AR LTIP represent a direct interest in shares of our common stock, which had a closing price on December 31, 2018, of $9.39 per share. The phantom units granted under the Midstream LTIP represent a direct interest in Antero Midstream Partners’ common units, which had a closing price on December 31, 2018, of $21.39 per unit.

The amounts that each of our Named Executive Officers would receive in connection with the accelerated vesting of their equity awards (other than stock options) upon a termination due to their death or disability (assuming such termination occurred on December 31, 2018) are reflected in the last column of the Outstanding Equity Awards at 2018 Fiscal Year-End table above. Because the exercise price of stock options held by our Named Executive Officers exceeded the fair market value of the Company’s common stock on December 31, 2018, no value would have been received by our Named Executive Officers with respect to their stock options in connection with the accelerated vesting of these awards.

Quantification of Benefits

The following table summarizes the compensation and other benefits that would have become payable to each Named Executive Officer assuming a change in control of the Company and Antero Midstream Partners occurred on December 31, 2018.

	Potential Payments upon a Change in Control of the Company as of December 31, 2018
Name	Restricted Stock Units ($)	Performance Share Unit Awards ($)(1)	Phantom Units ($)	Stock Options ($)(2)	Series B Units in IDR LLC ($)(3)	Total ($)
Paul M. Rady	1,284,411	1,794,617	1,868,320	—	—	4,947,348
Glen C. Warren, Jr.	856,279	734,167	1,245,545	—	—	2,835,991
Alvyn A. Schopp	945,706	575,738	450,784	—	N/A	1,972,228
Kevin J. Kilstrom	593,581	458,363	450,784	—	N/A	1,502,728
Michael N. Kennedy	319,706	367,074	450,784	—	—	1,137,564

(1)	Acceleration of the performance share unit awards granted under the AR LTIP in 2016 (other than the special performance share unit award in February 2016 to Messrs. Schopp and Kilstrom) and 2017, the TSR PSUs and ROCE PSUs is based upon actual performance as of the date of the change in control. As of December 31, 2018, (i) all such awards (other than the ROCE PSUs) were trending below threshold, so no value would have been received by our Named Executive Officers with respect to such awards in connection with the accelerated vesting of such awards (other than the ROCE PSUs) and (ii) the ROCE PSUs were trending at maximum, so the value reflected in this column represents settlement at each such award’s maximum value. With respect to the special performance share unit award granted in February 2016 to Messrs. Schopp and Kilstrom, the amount reflected here represents the lapse of the employment condition for the portion of such awards for which the applicable stock price hurdle has previously been achieved.

(2)	Because the exercise price of stock options held by our Named Executive Officers exceeded the fair market value of the Company’s common stock on December 31, 2018, no value would have been received by our Named Executive Officers with respect to their stock options in connection with the accelerated vesting of these awards.

(3)	The Series B Units in IDR LLC held by each of Messrs. Rady, Warren and Kennedy will were exchanged for unvested shares of common stock of New AM in connection with the Transactions. Such unvested shares vest upon the consummation of a change of control transaction or upon an involuntary termination of the applicable executive’s employment without cause or due to death or disability. The Series B Units in IDR LLC are not traditional options. The redemption right described above only applied upon a change of control transaction applicable to IDR LLC or the general partner of Antero Midstream Partners (not a change of control of the Company or Antero Midstream Partners), and, therefore, the redemption value is not disclosed in this table. In connection with the Transactions, this redemption right was cancelled.

- 2019 Proxy Statement 47

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Equity Compensation Plan Information

The following table sets forth information about securities that may be issued under the existing equity compensation plans of the Company, Antero Midstream Partners and AMGP as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted – average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Antero Resources Corporation Long-Term Incentive Plan (1)	4,059,401	$50.55	(4)	8,351,638
Antero Midstream Partners LP Long-Term Incentive Plan (2)	583,000	N/A	(5)	7,932,261
Antero Midstream GP LP Long-Term Incentive Plan (3)	N/A	N/A	(6)	881,626
Equity compensation plans not approved by security holders	—	—		—
TOTAL	4,642,401			17,165,525
(1)	The AR LTIP was approved by our sole shareholder prior to our IPO and by our shareholders at the 2014 annual meeting of shareholders.
(2)	The Midstream LTIP was approved by the Company and the general partner of Antero Midstream Partners prior to its IPO.
(3)	The AMGP LTIP was approved by the general partner of the general partner of Antero Midstream Partners prior to its IPO.
(4)	The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock unit awards granted under the AR LTIP.
(5)	Only phantom unit awards and restricted unit awards have been granted under the Midstream LTIP; there is no weighted average exercise price associated with these awards.
(6)	Only common shares representing limited partner interests have been granted under the AMGP LTIP; there is no weighted average exercise price associated with these awards. Awards under the AMGP LTIP have only been issued to non-employee directors of AMGP GP LLC, AMGP’s general partner. No awards have been made to our Named Executive Officers under the AMGP LTIP.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, this section provides information regarding the relationship of the annual total compensation of all of our employees to the annual total compensation of our CEO, Mr. Rady. For 2018, the median of the annual total compensation of all Company employees (other than our CEO), calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, was $92,772, and the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $9,143,022.

Based on this information, for 2018, the ratio of the annual total compensation of Mr. Rady to the median of the annual total compensation of all of our employees was 99 to 1.

Methodology and Assumptions

When identifying our median employee in 2018, we selected December 31, 2018, as the date on which to determine our employee population for purposes of identifying the median of the annual total compensation of all of our employees (other than the CEO), because it was efficient to collect payroll data and other necessary information as of that date. As of December 31, 2018, our employee population consisted of 622 individuals, including all individuals employed by the Company or any of its consolidated subsidiaries, whether as full-time, part-time, seasonal or temporary workers. This population does not include independent contractors engaged by the Company. All of our employees are located in the United States.

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In identifying our median employee in 2018, we utilized the annual total compensation as reported in Box 1 of each employee’s Form W-2 for 2018 provided to the Internal Revenue Service. We believe this methodology provides a reasonable basis for determining each employee’s total annual compensation and is an economical method of evaluating our employee population’s total annual compensation and identifying our median employee. For the 103 employees hired during 2018, we utilized the annual total compensation reported on each such employee’s Form W-2 for 2018 without annualization adjustments. No cost-of-living adjustments were made in identifying our median employee, as all of our employees (including our CEO) are located in the United States. This calculation methodology was consistently applied to our entire employee population, determined as of December 31, 2018, in order to identify our median employee in 2018. After we identified our median employee, we calculated each element of our median employee’s annual compensation for 2018 in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, which resulted in annual total compensation of $92,772. The difference between our median employee’s total compensation reported on Form W-2 and our median employee’s annual total compensation calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K was $3,181. This amount reflects the Company’s 401(k) match and non-cash imputed earnings offset by benefits deductible from gross income. Similarly, the 2018 annual total compensation of our CEO was calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, as reported in the “Total” column of the Summary Compensation Table.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 22, 2019, by:

•	each of our named executive officers;
•	each of our directors and nominees;
•	all of our directors, director nominees and executive officers as a group; and
•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, officers or more than 5% shareholders, as the case may be. Unless otherwise noted, the mailing address of each person or entity named in the table is 1615 Wynkoop Street, Denver, Colorado, 80202.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
Warburg Pincus Funds(1)(2)	16,094,190	5.2%
SailingStone Capital Partners LLC(3)(4)	24,886,129	8.1%
The Baupost Group, L.L.C.(5)(6)	28,587,791	9.2%
The Vanguard Group, Inc.(7)(8)	22,697,352	7.3%
FPR Partners, LLC(9)(10)	19,600,482	6.3%
Peter R. Kagan(1)(11)(12)(13)	16,476,544	5.3%
W. Howard Keenan, Jr.(11)(14)(15)	219,703	*
Robert J. Clark(11)	40,458	*
Benjamin A. Hardesty(11)	52,104	*
James R. Levy(1)(11)(16)	16,213,407	5.2%
Joyce E. McConnell	16,457	*
Paul J. Korus	7,116	*
Paul M. Rady(17)(18)	14,953,197	4.8%
Glen C. Warren, Jr.(19)(20)(21)	10,927,973	3.5%
Alvyn A. Schopp(22)	1,123,733	*
Kevin J. Kilstrom(23)	133,113	*
Michael N. Kennedy(24)	236,981	*
Directors and executive officers as a group (12 persons)(25)	29,879,951	9.7%
*	Less than one percent.
(1)	Based upon its Schedule 13G/A filed on February 12, 2019, with the SEC, the Warburg Pincus Funds (as defined in footnote 2) have a mailing address of c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(2)	Based upon its Schedule 13G/A filed on February 12, 2019, with the SEC, the Warburg Pincus Funds are Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X O&G”). Warburg Pincus X, L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X O&G and Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”). Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP LP”), is the general partner of WP X GP. WPP GP LLC, a Delaware limited liability company (“WPP GP”), is the general partner of WP X GP LP. Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the managing member of WPP GP. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners GP. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of WP X O&G and WP X Partners. Each of WP X O&G, WP X GP, WP X GP LP, WPP GP, WP Partners, WP Partners GP, WP and WP LLC are collectively referred to herein as the “Warburg Pincus Entities.” Each Warburg Pincus Entity disclaims beneficial ownership with respect to any shares of common stock of Antero, except to the extent of its pecuniary interest therein. In addition, two of our directors, Peter R. Kagan and James R. Levy, also serve as partners of WP and as Managing Directors and Members of WP LLC. Each of Messrs. Kagan and Levy disclaims beneficial ownership of all shares of common stock of Antero attributable to the Warburg Pincus Entities except to the extent of his pecuniary interest therein.

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(3)	Based upon its Schedule 13G/A filed on February 8, 2019, with the SEC, SailingStone Capital Partners LLC (“SailingStone”) has a mailing address of One California Street, 30th Floor, San Francisco, California 94111.
(4)	Based upon its Schedule 13G/A filed on February 8, 2019, with the SEC, SailingStone Holdings LLC (“SailingStone Holdings”) is the general partner of SailingStone GP LP, which serves as managing member of SailingStone, and SailingStone Holdings could be deemed to share the power to vote and dispose or direct the disposition of the securities owned by SailingStone. Each of MacKenzie B. Davis and Kenneth L. Settles Jr. is a managing member and control person of SailingStone Holdings and SailingStone, and could be deemed to share the power to dispose or direct the disposition of such shares.
(5)	Based upon its Schedule 13G filed on February 13, 2019, with the SEC, The Baupost Group, L.L.C. (“Baupost”) has a mailing address of 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.
(6)	Based upon its Schedule 13G filed on February 13, 2019, with the SEC, Baupost is a registered investment adviser and acts as an investment adviser and general partner to various private investment limited partnerships. Baupost Group GP, L.L.C. (“BG GP”), as the Manager of Baupost, and Seth A. Klarman, as the sole owner and Managing Member of BG GP and a controlling person of Baupost, may be deemed to have beneficial ownership of the securities beneficially owned by Baupost.
(7)	Based upon its Schedule 13G/A filed on February 11, 2019, with the SEC, The Vanguard Group, Inc. has a mailing address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(8)	Based upon its Schedule 13G/A filed on February 11, 2019, with the SEC, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 97,999 shares or .03% of the outstanding common stock of Antero as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 178,333 shares, or .05%, of the outstanding common stock of Antero as a result of serving as investment manager of Australian investment offerings.
(9)	Based upon its Schedule 13G filed on February 14, 2019, with the SEC, FPR Partners, LLC (“FPR Partners”) has a mailing address of 199 Fremont Street, Suite 2500, San Francisco, California 94105.
(10)	Based upon its Schedule 13G filed on February 14, 2019, with the SEC, FPR Partners is a registered investment adviser and acts as an investment adviser to various limited partnerships and accounts. Andrew Raab and Bob Peck are the Senior Managing Members of FPR Partners, and may be deemed to have beneficial ownership of the securities beneficially owned by FPR Partners.
(11)	Includes options to purchase 1,477 shares of common stock that expire ten years from the date of grant, or October 10, 2023, and options to purchase 1,526 shares of common stock that expire ten years from the date of grant, or October 16, 2024.
(12)	Includes 7,500 shares of common stock held by The 2017 Kagan Family Trust, over which Mr. Kagan may be deemed to have shared voting and dispositive power. Mr. Kagan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(13)	Includes 16,094,190 shares of common stock held by the Warburg Pincus Entities (as defined in footnote 2). Mr. Kagan disclaims beneficial ownership of all shares of common stock of Antero attributable to the Warburg Pincus Entities except to the extent of his pecuniary interest therein.
(14)	Has a mailing address of 410 Park Avenue, 19th Floor, New York, New York 10022.
(15)	Mr. Keenan is a member and manager of the direct or indirect general partner of each of Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P., which own 235,380 shares of common stock, 215,319 shares of common stock, 651,033 shares of common stock and 10,425,078 shares of common stock, respectively. Mr. Keenan does not have sole or shared voting or investment power within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 with respect to the shares of common stock held by such investment funds and disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(16)	Includes 16,094,190 shares of common stock held by the Warburg Pincus Entities (as defined in footnote 2). Mr. Levy disclaims beneficial ownership of all shares of common stock of Antero attributable to the Warburg Pincus Entities except to the extent of his pecuniary interest therein.
(17)	Includes 2,822,552 shares of common stock held by Salisbury Investment Holdings LLC (“Salisbury”) and 2,461,712 shares of common stock held by Mockingbird Investments LLC (“Mockingbird”). Mr. Rady owns a 95% limited liability company interest in Salisbury and his spouse owns the remaining 5%. Mr. Rady owns a 13.1874% limited liability company interest in Mockingbird, and two trusts under his control own the remaining 86.8126%. Mr. Rady disclaims beneficial ownership of all shares held by Salisbury and Mockingbird except to the extent of his pecuniary interest therein.
(18)	Includes 57,693 shares of common stock that remain subject to vesting, and options to purchase 100,000 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(19)	Mr. Warren indirectly owns 7 shares of common stock purchased by a family member, and these shares are included because of his relation to the purchaser. Mr. Warren disclaims beneficial ownership of all shares reported except to the extent of his pecuniary interest therein.
(20)	Includes 3,848,997 shares of common stock held by Canton Investment Holdings LLC (“Canton”) and 735,000 shares of common stock held by the Titus Foundation (“Titus”). Mr. Warren is the managing member and 50% owner of Canton and the President of Titus. Mr. Warren disclaims beneficial ownership of all shares held by Canton and Titus except to the extent of his pecuniary interest therein.
(21)	Includes 38,462 shares of common stock that remain subject to vesting, and options to purchase 66,667 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(22)	Includes 14,325 shares of common stock that remain subject to vesting, and options to purchase 25,000 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(23)	Includes 14,325 shares of common stock that remain subject to vesting, and options to purchase 25,000 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(24)	Includes 14,324 shares of common stock that remain subject to vesting, options to purchase 60,000 shares of common stock that expire ten years from the date of grant, or October 10, 2023, and options to purchase 25,000 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(25)	Excludes 16,094,190 shares of common stock held by the Warburg Pincus Entities (as defined in footnote 2), over which Messrs. Kagan and Levy may be deemed to have indirect beneficial ownership.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and related rules of the SEC require our directors and Section 16 officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. We assist our directors and executive officers in making their Section 16(a) filings, pursuant to powers of attorney granted by our insiders, on the basis of information obtained from them and our records.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Antero during 2018, including those reports we have filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, no person subject to Section 16 of the Exchange Act failed to file on a timely basis during 2018; except that the Form 4 filed on March 29, 2019 by W. Howard Keenan, Jr. disclosing the sale of certain of Antero’s shares held by certain funds of Yorktown Partners LLC was not timely filed.

RELATED PERSON TRANSACTIONS

General

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of Antero’s participation in such transactions under Antero’s Related Persons Transaction Policy adopted by the Board (“RPT Policy”) on October 7, 2013, which pre-approves certain transactions that are not deemed to be related person transactions pursuant to Item 404 of Regulation S-K.

The Audit Committee Chairman may approve any related person transaction in which the aggregate amount involved is expected to be less than $120,000 in any calendar year. A summary of such approved transactions and each new related person transaction deemed pre-approved under the RPT Policy is provided to the Audit Committee for its review. The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to impose conditions upon the ability of Antero to participate in any related person transaction.

For all related person transactions during 2018 that were required to be reported in “Related Persons Transactions,” the procedures described above were followed unless the RPT Policy did not require review, approval or ratification of the transaction.

Agreements with Antero Midstream Corporation

Simplification Agreement

On March 12, 2019, Antero closed the transactions contemplated by that certain Simplification Agreement, dated as of October 9, 2018 (the “Simplification Agreement”), by an among Antero Midstream GP LP, Antero Midstream Partners and certain of Antero’s and their affiliates, pursuant to which, among other things, (1) Antero Midstream GP LP converted from a limited partnership to a corporation under the laws of the State of Delaware and changed its name to New AM (which is referred to as “New AM” and the

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conversion, the “Conversion”); (2) an indirect, wholly owned subsidiary of New AM merged with and into Antero Midstream Partners, with Antero Midstream Partners surviving the merger as an indirect, wholly owned subsidiary of New AM (the “Merger”) and (3) all the issued and outstanding Series B Units representing limited liability company interests of Antero IDR Holdings LLC (“IDR Holdings”), a subsidiary of AMGP and the holder of all of Antero Midstream’s incentive distribution rights, were exchanged for an aggregate of approximately 17.35 million shares of New AM’s common stock (the “Series B Exchange”). The Conversion, the Merger, the Series B Exchange and the other transactions contemplated by the Simplification Agreement are collectively referred to as the “Transactions.” In connection with the closing of the Transactions (the “Closing”), Antero received $297 million and 158,419,937 shares of common stock of New AM, resulting in Antero owning approximately 31% of New AM’s common stock.

Voting Agreement

Concurrently with the execution of the Simplification Agreement, Antero entered into a voting agreement with Antero Midstream GP LP (the “Voting Agreement”), pursuant to which Antero agreed to vote (or cause to be voted) all of Antero Midstream Partners’ common units beneficially owned by it in favor of the Antero Midstream Partners unitholder proposal relating to the Merger, and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Simplification Agreement, including the Series B Exchange. In addition, Antero agreed to vote against the approval or adoption of any action, agreement, transaction or proposal that would be intended to or would reasonably be expected to (1) result in a breach of any obligation of Antero Midstream Partners contained in the Simplification Agreement or of Antero Resources contained in the Voting Agreement or (2) impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect any of the Transactions or any action contemplated by the Simplification Agreement. In connection with the Closing, Antero voted to approve the Transactions.

Stockholders’ Agreement

On October 9, 2018, concurrently with the execution of the Simplification Agreement, Antero Midstream GP LP, Antero Subsidiary Holdings LLC (“AR Sub”), certain affiliates of Warburg Pincus LLC and Yorktown Partners LLC (collectively, the “Sponsor Holders”) and Paul M. Rady, Glen C. Warren, Jr. and certain of their respective affiliates (collectively, the “Management Stockholders”) entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”), which became effective as of the Closing and which governs certain rights and obligations of the parties following the consummation of the Transactions.

Under the Stockholders’ Agreement, and subject to additional limitations in the event of a Fundamental Change (as defined in the Stockholders’ Agreement), AR Sub is entitled to designate two directors, who were initially Mr. Rady and Mr. Warren, for nomination and election to the board of directors of New AM (the “New AM Board”) for so long as, together with its affiliates, AR Sub owns an amount of shares equal to at least 8% of the qualifying common stock of New AM (“New AM Common Stock”) and one director so long as it owns an amount of shares equal to at least 5% of the qualifying New AM Common Stock.

To the extent that either Mr. Rady and/or Mr. Warren are not designated for election to the New AM Board by AR Sub pursuant to the Stockholders’ Agreement, the Management Stockholders will be entitled to collectively designate two directors (or one director for so long as either Mr. Rady or Mr. Warren is designated by AR Sub) for election for so long as the Management Stockholders and their affiliates (other than Antero and its subsidiaries) collectively own an amount of shares equal to at least 8% of the qualifying New AM Common Stock and one director for election for so long as they collectively own an amount of shares equal to at least 5% of the qualifying New AM Common Stock. The Sponsor Holders are entitled to collectively designate two directors for election to the New AM Board for so long as the Sponsor Holders and their affiliates (other than Antero and its subsidiaries) collectively own an amount of shares equal to at least 8% of the qualifying New AM Common Stock and one director for election for so long as they collectively own an amount of shares equal to at least 5% of the qualifying New AM Common Stock. Notwithstanding the foregoing, upon the occurrence of a Fundamental Change, AR Sub, the

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Management Stockholders and the Sponsor Holders will each be entitled to designate one director so long as they own an amount of shares equal to at least 5% of the qualifying New AM Common Stock, except to the extent that AR Sub designates either Mr. Rady or Mr. Warren, in which case the Management Stockholders will not be entitled to designate a director.

Each of the parties to the Stockholders’ Agreement agreed to vote all of their shares of New AM Common Stock in favor of the directors designated by the other parties in accordance with the Stockholders’ Agreement and, at such party’s election (i) in favor of any other nominees nominated by the Nominating and Governance Committee of the New AM Board or (ii) in proportion to the votes cast by the public stockholders of New AM in favor of such nominees. In calculating the 8% and 5% ownership thresholds for purposes of the Stockholders’ Agreement, qualifying New AM Common Stock is determined by dividing the New AM Common Stock ownership for each stockholder or group of stockholders as of the applicable measurement date by (i) the total number of outstanding shares of New AM Common Stock at the Closing or (ii) the total number of outstanding shares on the applicable measurement date, whichever is less. Pursuant to the terms of the Stockholders’ Agreement no more than 45% of the shares of New AM Common Stock outstanding as of closing of the Merger will be subject to the obligations of the Stockholders’ Agreement.

In addition, under the Stockholders’ Agreement, for so long as AR Sub has the right to designate at least one director, (i) if Mr. Rady is an executive officer of Antero, he shall serve as Chief Executive Officer at New AM and (ii) if Mr. Warren is an executive officer of Antero, he shall serve as President at New AM, and both Mr. Rady and Mr. Warren shall be subject to removal from such officer positions at New AM only for cause. For so long as Mr. Rady is a member of the New AM Board and is an executive officer of Antero and/or New AM, the parties have agreed that he shall serve as Chairman of the New AM Board, subject to his removal as Chief Executive Officer of New AM for cause. The Stockholders’ Agreement will terminate as to each stockholder upon the time at which such stockholder no longer has the right to designate an individual for nomination to the New AM Board pursuant to the Stockholders’ Agreement.

New Registration Rights Agreement

In connection with the completion of the Transactions, Antero entered into a Registration Rights Agreement (the “New AM Registration Rights Agreement”), dated as of March 12, 2019, with New AM, pursuant to which New AM agreed to register the resale of certain shares of common stock of New AM, par value $0.01 per share (“New AM Common Stock”), received by, among others, Antero in the Transactions, under certain circumstances.

Specifically, pursuant to the New AM Registration Rights Agreement, New AM will use its reasonable best efforts to (i) prepare and file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), to permit the resale of the Registrable Securities (as defined in the New AM Registration Rights Agreement) from time to time as permitted by Rule 415 of the Securities Act (or any similar provision adopted by the Securities and Exchange Commission (the “SEC”) then in effect) (the “Resale Registration Statement”) as soon as practicable, but in no event more than 30 days following the Closing and (ii) cause the Resale Registration Statement to become effective no later than 60 days after filing thereof. Except in certain circumstances, Sponsor Holders (as defined in the New AM Registration Rights Agreement), which includes Antero, Paul M. Rady and Glen C. Warren, owning at least three (3%) percent of the issued and outstanding shares of New AM Common Stock have the right to require New AM to facilitate an underwritten offering. New AM is not obligated to effect any demand registration in which the anticipated aggregate offering price included in such offering is less than $50.0 million. Sponsor Holders will also have customary piggyback registration rights to participate in underwritten offerings.

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Services Agreement

In connection with AMGP’s initial public offering, we entered into a services agreement with AMGP, pursuant to which we agreed to provide certain corporate, general and administrative services for AMGP in exchange for an annual fee, reimbursement of any direct expenses, and an allocation of any indirect expenses attributable to our performance of such services. For the year ended December 31, 2018, AMGP reimbursed us for approximately $0.5 million of its direct and allocated indirect expenses under the services agreement.

Agreements with Antero Midstream Partners LP

Antero Midstream is a growth-oriented limited partnership formed by us to own, operate and develop midstream energy assets to service our production and completion activities under long-term service contracts.

Registration Rights Agreement

In connection with the closing of Antero Midstream Partners’ initial public offering, we entered into a registration rights agreement with Antero Midstream Partners. The agreement was terminated and replaced by the New AM Registration Rights Agreement.

Gathering and Compression Agreement

Pursuant to our 20-year gas gathering and compression agreement with Antero Midstream Partners, we have agreed to dedicate all of our current and future acreage in West Virginia, Ohio and Pennsylvania to Antero Midstream Partners (other than the existing third-party commitments), so long as such production is not otherwise subject to a pre-existing dedication to third-party gathering systems. Our production subject to a pre-existing dedication will be dedicated to Antero Midstream Partners at the expiration of such pre-existing dedication. In addition, if we acquire any gathering facilities, we are required to offer such gathering facilities to Antero Midstream Partners at our cost.

Under the gathering and compression agreement, Antero Midstream Partners receives a low pressure gathering fee of $0.30 per Mcf, a high pressure gathering fee of $0.18 per Mcf, a compression fee of $0.18 per Mcf, and a condensate gathering fee of $4.00 per Bbl, in each case subject to CPI-based adjustments. If and to the extent we request that Antero Midstream Partners construct new high pressure lines and compressor stations requested by us, the gathering and compression agreement contains minimum volume commitments that require us to utilize or pay for 75% and 70%, respectively, of the capacity of such new construction. Additional high pressure lines and compressor stations installed on Antero Midstream Partners’ own initiative are not subject to such volume commitments. These minimum volume commitments on new infrastructure, as well as price adjustment mechanisms, are intended to support the stability of Antero Midstream Partners’ cash flows.

Antero Midstream Partners also has an option to gather and compress natural gas produced by us on any acreage it acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions. In the event that Antero Midstream Partners does not exercise this option, we will be entitled to obtain gathering and compression services and dedicate production from limited areas to such third-party agreements from third parties.

In return for our acreage dedication, Antero Midstream Partners has agreed to gather, compress, dehydrate and redeliver all of our dedicated natural gas on a firm commitment, first-priority basis. Antero Midstream Partners may perform all services under the gathering and compression agreement or it may perform such services through third parties. In the event that Antero Midstream Partners does not perform its obligations under the gathering and compression agreement, we will be entitled to certain rights and procedural remedies thereunder.

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Pursuant to the gathering and compression agreement, Antero Midstream Partners has also agreed to build to and connect all of our wells producing dedicated natural gas, subject to certain exceptions, upon 180 days’ notice by us. In the event of late connections, our natural gas will temporarily not be subject to the dedication. Antero Midstream Partners is entitled to compensation under the gathering and compression agreement for capital costs incurred if a well does not commence production within 30 days following the target completion date for the well set forth in the notice from us.

Antero Midstream Partners has agreed to install compressor stations at our direction, but will not be responsible for inlet pressures or for pressuring natural gas to enter downstream facilities if we have not directed Antero Midstream Partners to install sufficient compression. Additionally, Antero Midstream Partners will provide high pressure gathering pursuant to the gathering and compression agreement.

Upon completion of the initial 20-year term, the gathering and compression agreement will continue in effect from year to year until such time as the agreement is terminated, effective upon an anniversary of the effective date of the agreement, by either Antero Midstream Partners or us on or before the 180th day prior to the anniversary of such effective date.

On February 23, 2018, the gathering and compression agreement was amended to make clarifying changes with respect to the consumer price index (“CPI”) and other associated fee adjustments.

Processing

On February 6, 2017, a joint venture was formed between Antero Midstream Partners and MarkWest Energy Partners, L.P. (“MarkWest”), a wholly-owned subsidiary of MPLX, LP (the “Joint Venture”), to develop processing and fractionation assets in Appalachia. Antero Midstream Partners and MarkWest each own a 50% interest in the Joint Venture and MarkWest operates the Joint Venture assets. The Joint Venture assets consist of processing plants in West Virginia and a one-third interest in a recently commissioned MarkWest fractionator in Ohio.

Pursuant to a gas processing agreement between us and MarkWest, MarkWest has agreed to process gas from acreage dedicated by us for a fee. MarkWest has entered into a separate agreement with the Joint Venture whereby the Joint Venture has agreed to perform gas processing services with respect to certain volumes on behalf of MarkWest in exchange for the gas processing fees that MarkWest receives from us in connection with such volumes (the “MW-JV Arrangement”). During the year ended December 31, 2018, the Joint Venture derived approximately $82 million of revenues from us under the MW-JV Arrangement. In addition, on February 6, 2018, we and MarkWest entered into an agreement pursuant to which MarkWest agreed to address certain regulatory matters related to expansions at one of MarkWest’s processing sites, and if certain conditions are not met, we have agreed to make reimbursement payments for such work directly to the Joint Venture.

Right of First Offer Agreement

On November 10, 2014, we entered into a right of first offer agreement with Antero Midstream Partners for gas processing services pursuant to which we agreed, subject to certain exceptions, not to procure any gas processing or NGLs fractionation services with respect to our production (other than production subject to a pre-existing dedication) without first offering Antero Midstream Partners the right to provide such services. On February 6, 2017, in connection with the formation of the Joint Venture, we and Antero Midstream Partners amended and restated the right of first offer agreement to, among other things, amend the list of conflicting dedications set forth in such agreement to include the gas processing arrangement between us and MarkWest. On February 13, 2018, we further amended and restated the right of first offer agreement to make certain clarifying changes to reflect the original intent of the agreement.

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Water Services Agreement

In connection with the closing of the sale of Antero Water LLC (“Antero Water”) to Antero Midstream Partners on September 23, 2015 (the “Water Transaction”), we entered into a water services agreement with Antero Water, which Antero Water subsequently assigned in part to Antero Treatment LLC (“Antero Treatment”). Under the water services agreement, Antero Water has agreed to provide certain water handling services and Antero Treatment has agreed to provide certain water treatment services to us within an area of dedication in defined service areas in Ohio and West Virginia, and we have agreed to pay monthly fees for those services. The initial term of the water services agreement is twenty years, automatically renewable from year to year thereafter.

On February 12, 2019, Antero and Antero Midstream Partners amended and restated the water services agreement to, among other things, make certain clarifying changes with respect to the CPI and the associated adjustments to the fees Antero Midstream Partners will receive from Antero under the agreement. Antero has committed to pay a fee on a minimum volume of fresh water deliveries in calendar years 2016 through 2019. Minimum volume commitments were 90,000 barrels per day in 2016, 100,000 barrels per day in 2017 and 120,000 barrels per day in 2018 and are 120,000 barrels per day in 2019. Antero also agreed to pay Antero Midstream Partners a fixed fee per barrel for wastewater treatment at the Antero’s wastewater treatment facility and a fee per barrel for wastewater collected in trucks owned by Antero Midstream Partners, in each case subject to annual CPI-based adjustments. In addition, Antero Midstream Partners contracts with third party service providers to provide Antero other fluid handling services including flow back and produced water services and Antero will reimburse Antero Midstream Partners third party out-of-pocket costs plus 3%. For the year ended December 31, 2018, we incurred approximately $506 million in fees under the water services agreement.

Under the Water Services Agreement, Antero may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by Antero since such effective date. Accordingly, under certain circumstances, Antero may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream Partners’ consent.

Secondment Agreement

In connection with the closing of the Water Transaction, we entered into a secondment agreement with Antero Midstream, the general partner of Antero Midstream Partners, Antero Midstream LLC, a wholly-owned subsidiary of Antero Midstream Partners, Antero Water, and Antero Treatment. Under the secondment agreement, we agreed to provide seconded employees to perform certain operational services with respect to Antero Midstream Partners’ gathering and compression, processing, and NGLs fractionation facilities and water assets, and Antero Midstream agreed to reimburse us for expenditures we incur performing those operational services. The initial term of the secondment agreement is twenty years from November 10, 2014, automatically renewable from year to year thereafter. For the year ended December 31, 2018, Antero Midstream Partners reimbursed us for approximately $7 million of its direct and allocated indirect expenses under the services and secondment agreement.

Services Agreement

In connection with the closing of Antero Midstream Partners’ initial public offering, we entered into a services agreement with Antero Midstream, pursuant to which we agreed to provide customary operational and management services for Antero Midstream in exchange for reimbursement of any direct expenses and an allocation of any indirect expenses attributable to our provision of such services. In connection with the closing of the Water Transaction, the services agreement was amended and restated to remove provisions relating to operational services in support of Antero Midstream Partners’ gathering

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and compression business (which are now covered by the secondment agreement) and to provide that we will perform certain administrative services for Antero Midstream Partners and its subsidiaries, and Antero Midstream Partners will reimburse us for expenses we incur when we perform those services. The initial term of the amended and restated services agreement is twenty years from November 10, 2014, and from year to year thereafter. For the year ended December 31, 2018, Antero Midstream Partners reimbursed us for approximately $31 million for services rendered under the agreement.

License

Pursuant to a license agreement with Antero Midstream Partners, Antero Midstream Partners has the right to use certain Antero-related names and trademarks in connection with the operation of its midstream business.

Other Agreements

From time to time, in the ordinary course of business, we participate in transactions with Antero Midstream Partners and other third parties in which Antero Midstream Partners may be deemed to have a direct or indirect material interest. These transactions include, among other things, agreements that address the receipt of midstream services and provision of contract operating services; the sale of fuel for use in Antero Midstream Partners’ operations; the release of midstream service dedications in connection with acquisitions, dispositions or exchanges of acreage; and the acquisition of assets and the assumption of liabilities by us, our subsidiaries and our unconsolidated affiliates. While certain of these transactions are not the result of arm’s-length negotiations, we believe that the terms of each of the transactions are, and specifically intend the terms to be, generally no more or less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar transactions. During the year ended December 31, 2018, we received approximately $3 million in connection with such transactions.

Employment

Each of (i) Timothy Rady, the son of Paul M. Rady, the Chairman and Chief Executive Officer of Antero and (ii) Cole Kilstrom, the son of Kevin J. Kilstrom, Senior Vice President—Production of Antero provided services to us in 2018. Total compensation paid to Timothy Rady in 2018 consisted of base salary, bonus and other benefits totaling $307,948 and award grants under the AR LTIP and Antero Midstream Partners LTIP having an aggregate grant date fair value of $413,946, which are subject to certain time-based and performance-based vesting conditions. Total compensation paid to Cole Kilstrom in 2018 consisted of base salary, bonus and other benefits totaling $100,110 and award grants under the AR LTIP having an aggregate grant date fair value of $20,000, which are subject to certain time-based vesting conditions.

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QUORUM AND VOTING

Voting Stock

Antero’s common stock is the only outstanding class of securities that entitles holders to vote generally at meetings of Antero’s shareholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (described below) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally scheduled.

Shareholder List

Antero will maintain at its corporate offices in Denver, Colorado a list of the shareholders entitled to vote at the Annual Meeting. The list will be open to the examination of any shareholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

Vote Required

Only shareholders of record at the close of business on April 22, 2019, have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

Proposal	Vote required	Voting options	Can brokers vote without instructions?	Effect of abstentions and broker non-votes
Election of directors	Each nominee must receive a plurality of the votes cast	For all nominees Withhold authority for all nominees For all except	No	None
Ratification of the selection of the independent registered public accounting firm	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	Yes	Abstentions will have the effect of a vote “against.” There should not be broker non-votes.
Advisory approval of the compensation of the Named Executive Officers	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	No	Abstentions will have the effect of a vote “against.” Broker non-votes will not have any effect.

An automated system that Broadridge Investor Communications Services administers will tabulate the votes.

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Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners. NYSE Rule 452 restricts when brokers that are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. When brokers are not permitted to vote on a matter without instructions from the beneficial owner, and do not receive such instructions, the result is a “broker non-vote.”

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:

•	FOR the election of the two persons named in this Proxy Statement as the Board’s nominees for election as Class III directors;
•	FOR the ratification of the selection of KPMG LLP as Antero’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and
•	FOR the approval, on an advisory basis, of the compensation of Antero’s Named Executive Officers.

If any other business properly comes before the shareholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting and at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Secretary of Antero a written notice of the revocation; (ii) signing, dating and delivering to the Secretary of Antero a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of Antero before the Annual Meeting or unless you vote your shares in person at the Annual Meeting before the polls are closed. If you hold your shares in “street name” you should follow the instructions provided to you by your broker, bank or other nominee to revoke your proxy.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Annual Meeting and Proxy Statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation.

Copies of the Annual Report

Upon written request, we will provide any shareholder, without charge, a copy of the Form 10-K, but without exhibits. Shareholders should direct requests to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Our Form 10-K and the exhibits filed with it are available on our website, www.anteroresources.com, in the “SEC Filings” subsection of the “Investors” section. These materials do not constitute a part of the proxy solicitation material.

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ADDITIONAL INFORMATION

Proxy Materials, Annual Report and Other Information

The Notice of 2019 Annual Meeting of Shareholders and Proxy Statement, along with Antero’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 13, 2019, and Antero’s 2018 Annual Report to Shareholders are available free of charge at www.anteroresources.com in the “SEC Filings” subsection under the “Investors” section.

Shareholders Sharing an Address

Each registered shareholder (meaning you own shares in your own name on the books of our transfer agent, American Stock Transfer and Trust Company LLC) will receive one Notice of Availability (the “Notice”) per account, regardless of whether you have the same address as another registered shareholder.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), applicable rules permit brokerage firms and Antero, under certain circumstances, to send one Notice to multiple shareholders who share the same address. This practice is known as “householding.” Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a previously granted “householding” consent, you must contact your broker. If your household is receiving multiple copies of the Notice and you wish to request delivery of a single copy, you should contact your broker directly.

Shareholder Proposals; Director Nominations

Any shareholder desiring to present a proposal at Antero’s 2020 Annual Meeting of Shareholders and to have the proposal included in Antero’s related proxy statement pursuant to Rule 14a-8 must send the proposal to Antero at 1615 Wynkoop Street, Denver, Colorado, 80202, so that it is received no later than December 31, 2019. All such proposals should be in compliance with SEC rules and regulations. Antero will only include in its proxy materials those shareholder proposals that it receives before the deadline and that are proper for shareholder action.

In addition, any shareholder entitled to vote at Antero’s 2020 Annual Meeting of Shareholders may propose business (other than proposals to be included in Antero’s proxy materials) to be included on the agenda of, and properly presented for action at, the 2020 Annual Meeting of Shareholders if written notice of such shareholder’s intent is given in accordance with the requirements of Antero’s bylaws and SEC rules and regulations. Any such proposal must be submitted in writing at the address shown above, so that it is received between February 20, 2020, and March 21, 2020.

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ANTERO RESOURCES CORPORATION
1615 WYNKOOP STREET
DENVER, CO 80202

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/18/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/18/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Class III Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Robert J. Clark 02 Benjamin A. Hardesty

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement & Annual Report are available at www.proxyvote.com

ANTERO RESOURCES CORPORATION
Annual Meeting of Stockholders
June 19, 2019 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Glen C. Warren, Jr. and Alvyn A. Schopp, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ANTERO RESOURCES CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, MDT on June 19, 2019, at 1615 Wynkoop Street, Denver, CO 80202 and any adjournment or postponement thereof. Each of the appointed proxies is hereby authorized to vote in his discretion upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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